Exhibit 8.1

December 21, 2006

Philip J. Mantua
Executive Vice President and CFO
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, MD 20832

Mr. G. Lawrence Warren
President and Chief Executive Officer
Potomac Bank of Virginia
9910 Main Street
Fairfax, VA 22031

Re:	Tax Opinion Concerning the Merger of Sandy Spring Bank and Potomac Bank of Virginia

Dear Messrs. Mantua and Warren:

     Sandy Spring Bancorp, Inc. (“Bancorp” or “you”), has requested our opinion on the following issues related to the merger (“the Merger”) of Potomac Bank of Virginia (“Potomac”), a Virginia Bank, with and into Sandy Spring Bank (“Bank”), a Maryland Bank pursuant to the Agreement and Plan of Merger dated October 10, 2006:

1.	Whether the Merger will qualify as a “reorganization” under Code section 368(a).

2.	Whether, with respect to the Merger, Potomac, Bancorp, and Bank will each represent a party to a reorganization as defined within Code section 368(b).

3.	Whether gain or loss will be recognized by Bancorp, the Bank, or Potomac by reason of the Merger.

4.	Whether gain or loss will be recognized by any Potomac shareholder (except in connection with the receipt of cash in lieu of a fractional share of Bancorp common stock or upon the exercise of Dissenters’ Rights) upon conversion of Potomac stock for Bancorp stock in the Merger.

5.	A determination of the basis of Bancorp common stock received by Potomac shareholders receiving Bancorp Common Stock.

6.	A determination of the holding period of Bancorp common stock received by a Potomac shareholder receiving Bancorp common stock.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

7.	Whether cash received by a Potomac shareholder in lieu of a fractional share interest of Bancorp Common Stock will be treated as having been received as a distribution in redemption of the fractional share interest of Bancorp common stock, which he would otherwise be entitled to receive, subject to the provisions and limitations of Code section 302.

     Our opinion is limited to the Federal tax issues addressed in our opinion. Additional issues may exist that could affect the Federal tax treatment of the transaction or matter that is the subject of the opinion and the opinion does not consider or provide a conclusion with respect to any additional issues. With respect to any significant Federal tax issues outside the limited scope of the opinion, the opinion was not written, and cannot be used by the taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer.

     In issuing our opinion, we have not entered into any compensation arrangement or referral agreement, such as a referral fee or a fee-sharing arrangement, with any person with respect to promoting, marketing, or recommending the entity, plan, or arrangement that is the subject of our opinion.

     We were provided a copy of the executed Agreement and Plan of Merger dated October 10, 2006 and indicated as “Execution Copy.” We have relied on this document in formulating this opinion both for its content relative to the operative provisions of the agreement between the parties as well the qualification of the transaction as a ‘Merger’ under the laws of Maryland and Virginia.

I.      Facts and Assumptions

A.      Parties to the Merger

     1.      Bancorp

     Bancorp, a Maryland corporation and a registered bank holding company, was incorporated on September 10, 1987. Bancorp is a publicly traded corporation on the NASDAQ stock exchange traded under the symbol SASR. In addition to Bank, Bancorp wholly owns Sandy Spring Insurance Corporation, Equipment Leasing Company, West Financial Services, Inc, and Sandy Spring Mortgage Corporation. As of the date of the Agreement and Plan of Merger (the "Agreement"), Bancorp had 14,810,474 shares outstanding of 50,000,000 authorized, with a closing price of $36.08 and high and low prices on that date of $37.05 and $36.08 respectively.

     2.      Bank

     Bank, a Maryland Bank, was incorporated on August 28, 1900 and became a wholly owned subsidiary of Bancorp on September 10, 1987. Bank will survive the Merger with Potomac and will incur no changes to its existing equity structure.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

     3.      Potomac

     Potomac, a Virginia Bank, was incorporated on June 11, 1998 serving Northern Virginia through branches in Chantilly, Vienna/Tysons, Fairfax, and Merrifield, as well as a branch under construction in Lansdowne. As of the date of the Agreement, Potomac had 459 owners holding 2,848,984 shares of 5,000,000 authorized, and 1,000,000 shares of preferred stock authorized but not outstanding. Based upon information provided by Potomac’s CFO, Patricia A. Ferrick, Potomac incurred approximately $600,000 in reorganization costs in connection with the merger.

B.      Description of the Merger

     On October 10, 2006, Bancorp, Bank, and Potomac (the “parties”) entered into the Agreement calling for the merger of Potomac with and into Bank. The Merger will occur in accordance with Maryland and Virginia law. As a result of the Merger, the separate legal existence of Potomac will cease, with Bank surviving the merger and succeeding to all properties, rights, powers, and privileges of ownership in accordance with applicable state law. The parties intend the Merger to constitute a reorganization pursuant to Code section 368(a) and the Agreement is intended to represent a plan of reorganization for purposes of Code section 368. The boards of directors of each party believe that the Merger is in the best interest of each party, their respective shareholders, and communities served by each. The Merger will allow Bancorp, through its wholly owned subsidiary, to expand its banking operations into Virginia.

     The Merger becomes effective under Section 8.4 of the Agreement on the later of the issuance of Certificate of Merger by the Commissioner of Financial Regulation of Maryland, the issuance of the Certificate of Merger by the State Corporation Commission of Virginia, or the time and date set by the above Certificates of Merger. The Effective Time will be within one business day of the closing of the agreement (the “Closing”). The Closing will occur as soon as practicable, but no more than 15 days after the receipt of the requisite governmental approvals and authorizations. Pursuant to Section 2.2 of the Agreement, at the Effective Time of the Merger, each Potomac share (other than Dissenters’ shares) converts into the right to receive Merger Consideration, discussed below.

C.      Merger Consideration

     As a result of the Merger, each share of Potomac common stock will convert into the right to receive Merger Consideration. Section 2.2 of the Agreement defines Merger Consideration as the aggregate Per Share Stock Consideration and Per Share Cash Consideration. Section 2.3 of the Agreement provides procedures for the election of merger consideration. The Per Share Stock Consideration equals .6143 shares of Bancorp common stock per share of Potomac common stock and the Per Share cash Consideration equals $21.75 per share of Potomac common stock. Unless adjusted pursuant to Section 6.4(f) of the Agreement, the number of shares eligible to receive Per Share Cash Consideration is limited to 50% of the total Potomac common stock outstanding immediately before the Effective Time (the “Total Cash Amount”). Section 2.2(b) and (c) of the Agreement provide customary anti-dilution provisions. Section 2.8 provides for Dissenters’ Rights, which entitles dissenting shareholders to receive payment of appraised value rather than Per Share Merger Consideration.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

     All shares of Potomac common stock which convert into Merger Consideration will be cancelled and cease to exist; the holders will hold no rights other than those provided for in the Agreement. Shares of Potomac held by Bancorp’s controlled group as either Trust Account Shares or DPC Shares will be entitled to Merger Consideration. Trust Account Shares are those held in a fiduciary capacity and DPC Shares are those held with respect to a debt previously contracted.

     Section 2.3 of the Agreement provides election procedures by Potomac shareholders to receive Per Share Cash Consideration and Per Share Stock Consideration. Potomac shareholders may elect to convert their common stock into Per Share Cash Consideration (“Cash Election Shares”) or Per Share Stock Consideration (“Stock Election Shares”). To the extent that any shareholder does not follow the procedures or makes no election as to the Merger Consideration, their common stock converts into “No Election Shares.”

     Sections 2.3(e)(i), (ii), and (iii) of the Agreement cover the allocation of Merger Consideration among Potomac shares in the event that the aggregate cash Merger Consideration that would be paid to the holders of the Cash Election Shares exceeds the product of the Total Cash Amount and $21.75 (the “Maximum Cash Amount”), is less than the Maximum Cash Amount, or is equal to the Maximum Cash Amount. Pursuant to Section 2.3(e)(iv), for purposes of Sections 2.3(e)(i), (ii), and (iii), Dissenters’ shares represent Cash Election Shares.

     1.      Cash Election Shares in Excess of Maximum Cash Amount

     If the aggregate cash to be paid to Cash Election Shares (including Dissenters' shares) exceeds the Maximum Cash Amount, all Stock Election Shares and No Election Shares will receive only stock consideration. In addition, the exchange agent will identify Cash Election Shares that will be reclassified as Stock Designated Shares, which will not be entitled to receive cash consideration. The exchange agent will use a pro rata allocation to identify as many Stock Designated Shares as required to reduce the aggregate cash paid as closely as practicable to the Maximum Cash Amount. Dissenters' Shares although considered Cash Election Shares, will not be reclassified as Stock Designated Shares. Following the required allocation, the remaining cash election shares will receive Per Share Cash Consideration.

     2.      Cash Election Shares less than Maximum Cash Amount

     If the aggregate cash to be paid to Cash Election Shares (including Dissenters’ shares) is less than the Maximum Cash Amount, all Cash Election Shares will receive cash consideration. In addition, the exchange agent will identify additional shares of Potomac common stock that will not be entitled to receive stock consideration, as follows: The exchange agent will first identify No Election Shares and if necessary identify Stock Election Shares on a pro rata basis to increase the aggregate cash paid as closely as practicable to the Maximum Cash Amount. After the required allocation, the remaining Stock Election Shares and No Election Shares will receive Per Share Stock Consideration.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

3. Cash Election Shares equal to Maximum Cash Amount

     If the aggregate cash to be paid to Cash Election Shares (including Dissenters’ Shares) equals or nearly equals the Maximum Cash Amount, all Cash Election Shares will receive cash consideration, and the remaining Stock Election Shares and No Election Shares will receive Per Share Stock Consideration.

     4.      Adjustment to the Total Cash Amount pursuant to Section 6.4(f)

     Section 6.4 of the Agreement covers termination of the Agreement and abandonment of the Merger. Section 6.4(f) provides Potomac with the right to terminate the Agreement as a result of a drop in the Average Closing Price in excess of a specified amount. The Average Closing Price is defined as the average of the last reported sales price per share for the ten consecutive days immediately preceding the Determination Date. The Determination Date is the tenth calendar day immediately prior to the Closing Date.

     Potomac may exercise its termination rights in the event the price of the Bancorp stock falls by roughly 20% from the price on the date of the agreement and by roughly 20% more than the specified index over the same period. If Potomac exercises its termination rights, Bancorp may elect, during the five day period following the election to terminate (the “Decision Period”), to remedy the situation through an increase in the Exchange Ratio or Total Cash Amount. The results of these remedies will result in the issuance of additional Bancorp common stock or cash to bring the Per Share Consideration to roughly 80% of the price of the Bancorp stock as of the date of the Agreement or to the amount that would represent a decline of not more than 20% more than a decline in the specified index over the same period. However, in determining the amount of additional cash consideration issued, Section 6.4(f) limits the amount of cash to an amount that would not prevent the issuance of this opinion.

D.      Other Information

     1.      Potomac Operations

     Potomac will continue to operate its normal business from the date of the Merger agreement until the Effective Time. Subsequent to the closing, Bancorp intends to continue to operate Potomac after the Effective Time as a separate division for at least two years, subject to modification by the Board of Directors of Bank and Bancorp. In addition, Bancorp also intends to retain all of Potomac's existing branch personnel, relationship managers, and senior lending support personnel. Employee retention is subject to approval by Bancorp. If retained, employees will be entitled to a base salary equal to that paid by Potomac.

     2.      Transaction Fees and Expenses

     All fees and expenses incurred in connection with the Merger shall be paid by the party incurring such fees or expenses. This includes fees and expenses in connection with the preparation or filing of any required filings or approvals. Any expenses incurred in connection with the printing and mailing of the Prospectus/Proxy Statement and its submission to the SEC and state authorities will be paid on a 75/25 basis by Bancorp and Potomac. However, all proxy solicitation costs and related fees and expense other than those described above will be paid by Potomac.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

     3.      Potomac Stock Options

     Potomac has a 1999 Stock Option Plan (“SOP”) and an Employee Stock Option Purchase Plan (“ESPP”). As of date of the Agreement, options to purchase 190,904 shares of common stock were outstanding under the SOP and an additional 17,261 shares under the ESPP. Pursuant to Section 5.14 of the Agreement, options to purchase Potomac common stock will be converted, at the discretion of Bancorp, into options to purchase Bancorp common stock or a cash payment. The cash payment will equal the excess of the Per Share Cash Consideration over the option exercise price. Potomac options converted into options for Bancorp common stock with the appropriate adjustments for the exchange ratio and number of shares eligible for purchase. Section 5.14 also states that Potomac will issue no further options after the date of the Agreement.

II.	Representations

     In delivering our opinion, we are relying on certain representations made by Bancorp, Bank, and Potomac:

1.	Bancorp will exercise its rights and options pursuant to section 6.4(f) of the Agreement to prevent the failure of the condition provided for in 6.1(e) in a manner that total cash payments made to shareholders of Potomac in exchange for shares of Potomac transferred in the Merger, including payments made to dissenters, will make up no more than 57% of the total cash and Bancorp stock paid to the shareholders of Potomac taking into account the stock of Bancorp at its value on the Determination Date as defined within the Agreement.

2.	Following the Merger, Bank will continue operating the historic Potomac business for at least two years as described within Section 2.1(g) of the Agreement.

3.	Following the Merger, Bank has no intention to dispose of any of Potomac’s operating assets other than within the ordinary course of business, and to the extent historic Potomac assets are sold, the proceeds will remain in Bank or will be used in Bank’s ordinary course of business.

4.	Following the Merger, Bank has no intention to transfer the Potomac assets acquired to any other entity other than an entity disregarded from Bank for federal income tax purposes.

5.	Neither Bancorp, Bank, nor any other subsidiary of Bancorp has a plan or an intention to acquire the Bancorp common stock issued to Potomac shareholders in the merger.

6.	Compensation paid to any Potomac employee who is also an owner of Potomac common stock represents compensation for services rendered in their capacity as an employee.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

7.	Following the merger, compensation paid to any current Potomac employee who is also an owner of Potomac common stock will represent compensation for services rendered in their capacity as an employee.

8.	Merger Consideration issued to a Potomac shareholder is based entirely on the value of the Potomac common stock exchanged in the Merger.

9.	Prior to the Effective Time as described within the Agreement, Bancorp, Bank, nor any other subsidiary of Bancorp will own any shares of Potomac, other than shares of Potomac held by Bancorp’s controlled group as either Trust Account Shares or DPC Shares, which will be entitled to Merger Consideration. Trust Account Shares are those held in a fiduciary capacity and DPC Shares are those held with respect to a debt previously contracted.

10.	Prior to entering into the Agreement, Potomac did not make any payments of property in distribution or redemption to shareholders other than regular and normal distributions.

11.	Since entering into the Agreement, Potomac has made no payments of property in distribution or redemption to shareholders other than regular and normal distributions, and will make no payments of property in distribution or redemption to shareholders other than regular and normal distributions prior to the date of the Merger.

12.	Either Potomac has made no significant sales of property other than in the ordinary course of business, or if any significant sales occurred, any cash received by Potomac as a result, has been retained by Potomac or used in the ordinary course of Potomac’s trade or business.

13.	Other than options outstanding under the SOP or ESPP, Potomac has neither issued nor granted any options, convertible securities, warrants, stock appreciation rights, phantom equity rights, or similar rights.

14.	Neither Potomac, Bancorp, nor Bank will pay or reimburse a shareholder for any expenses incurred by the shareholder as a result of the merger.

15.	The fair market value of Potomac’s assets exceeds the liabilities assumed.

16.	The fair market value of Potomac’s assets exceeds the basis of the assets transferred.

17.	All Potomac liabilities assumed were incurred in the ordinary course of Potomac’s trade or business.

18.	The Bancorp common stock issued in the Merger will be identical in rights to all current issued and outstanding Bancorp common stock.

19.	None of the Potomac stock exchanged in the Merger represents Code section 306 stock.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

20.	None of the Potomac stock exchanged in the reorganization is restricted stock subject to the provisions of Code section 83.

21.	None of the Bancorp stock issued in the reorganization is restricted stock subject to the provisions of Code section 83.

22.	There is no debt outstanding between Bancorp and Potomac or Bank and Potomac or vice versa.

23.	Bancorp has no plan or intention to sell shares of Bank or cause Bank to issue shares of Bank so as to cause Bancorp to lose controlling ownership of Bank as defined within Code section 368(c).

24.	Bancorp has no plan or intention of liquidating Bank or to merge Bank out of existence.

25.	No Potomac options have been granted since the signing of the Agreement.

26.	Bancorp, Bank, and Potomac do not represent regulated investment companies, real estate investment trusts, or are corporations that holds 50% or more of their total value in stock and securities (other than subsidiaries that are owned greater than 50%) and 80% or more of their value are assets held for investment.

27.	Other than Bank’s common stock, Bank has no other stock or securities issued or outstanding.

III.      Conclusion

     Subject to the facts, assumptions, representations, restrictions, conditions and limitations set forth in this opinion letter, our opinion is that:

1.	The Merger will qualify as a “reorganization” under Code section 368(a)

2.	With respect to the Merger, Potomac, Bancorp, and Bank will each represent a party to a reorganization as defined within Code section 368(b).

3.	No gain or loss will be recognized by Bancorp, Bank, or Potomac by reason of the Merger.

4.	No gain or loss will be recognized by any Potomac shareholder (except in connection with the receipt of cash in lieu of a fractional share of Bancorp common stock or upon the exercise of Dissenters’ Rights) upon conversion of Potomac common stock for Bancorp stock in the Merger. However, to the extent a Potomac shareholder receives cash or other property in addition to Bancorp stock, gain will result as determined pursuant to Code section 356(a)(1) to the extent the money or value of other property received exceeds the shareholders basis in the shares exchanged for such property, unless otherwise treated as a dividend pursuant to Code section 356(a)(2).

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

5.	The basis of Bancorp common stock received by Potomac shareholders receiving Bancorp common stock will be the same as that of Potomac common stock surrendered in exchange thereof.

6.	The holding period of Bancorp common stock received by a Potomac shareholder receiving Bancorp common stock will include the period during which the Potomac common stock of such Potomac shareholder was held (provided that such common stock of such Potomac shareholder was held as a capital asset at the Effective Time as defined within Section 8.4 of the Agreement).

7.	Cash received by a Potomac shareholder in lieu of a fractional share interest of Bancorp common stock will be treated as having been received as a distribution in redemption of the fractional share interest of Bancorp common stock that he would otherwise be entitles to receive, subject to the provisions and limitations of Code section 302.

IV.      Law and Authority

A.      General

     Code section 368(a) provides for various forms of corporate reorganizations. Each type of reorganization must meet specific statutory, as well as regulatory and judicial requirements in order to qualify as a reorganization pursuant to Code section 368(a). Statutory mergers or consolidations meeting all reorganization provisions represent reorganizations pursuant to Code section 368(a)(1)(A). In addition, certain triangular mergers represent reorganizations if they meet the requirements of Code section 368(a)(2)(D).

B.      Statutory Requirements

     In order for a merger of a target corporation into the controlled subsidiary of the parent corporation (a “forward triangular merger”) to qualify as a reorganization pursuant to Code section 368(a)(2)(D), the subsidiary must acquire substantially all of the assets of the target, merger consideration must consist of stock of the controlling parent, and the merger must otherwise meet the requirements of a statutory merger pursuant to Code section 368(a)(1)(A).

     1.      Substantially All Assets

     The statute does not define ‘substantially all’, rather the regulations state that for purposes of Code section 368(a)(2)(D), ‘substantially all’ has the same meaning as under Code section 368(a)(1)(C) (a ‘C’ reorganization). Treas. Reg. § 1.368-2(b)(2). Both the statute and regulations there under fail to define ‘substantially all’ for purposes of ‘C’ reorganizations. However, in discussing the boot relaxation rule (not the ‘substantially all’ requirement) for ‘C’ reorganizations, Code section 368(a)(2)(B)(iii) states that the acquisition of 80% of the fair market value of the target’s assets in exchange for solely voting stock is sufficient to qualify as a ‘C’ reorganization.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

     Without clear statutory or regulatory guidance, the term has been loosely defined through judicial decisions as well as IRS rulings and revenue procedures, which generally results in a determination based upon the surrounding facts and circumstances including the actual percentage of assets transferred and the substance of the retained or disposed assets. However, a forward triangular merger by definition is a statutory merger where all assets and liabilities of the target are transferred to the subsidiary by law, as such, when applying the substantially all test, no assets are retained; rather the analysis focuses on pre and post transaction distributions and dispositions of assets. In addition, much of the authority on this issue of retained assets relates to situations occurring prior to a 1984 amendment when target corporations were not required to liquidate following a ‘C’ reorganization. Bittker, Boris & Eustice, James, FEDERAL INCOME TAXATION OF CORPORATIONS AND SHAREHOLDERS ¶12.24[2][b] (7th ed. 2006).

          a.      Percentage of Assets Constituting ‘Substantially All’

     Prior to the implementation the ‘no rule’ policy on Code section 368(a) reorganizations, the IRS safe harbor for receiving a private letter ruling on the substantially all assets requirement was 90% of the fair market value of the target's net assets and 70% of the fair market value of the target's gross assets held immediately before the transaction. Rev. Proc. 77-37, 1977-2 C.B. 568. In a case addressing the substantially all requirement to the pre-cursor of Code section 368, the Third Circuit held that the transfer non-operating assets constituting of 14% of the total net worth of the company did not cause the reorganization to fail the substantially all requirement. Commissioner v. First National Bank of Altoona, 104 F.2d 865 (3rd Cir. 1939). Similarly, yet holding to the contrary, another pre Code section 368 decision held that the transfer of 68% of the assets did not represent substantially all assets (the remaining 32% represented the company’s receivables, which were distributed to the shareholders). Arctic Ice Machine Company v. Commissioner, 23 B.T.A. 1223 (1931). These somewhat stringent mathematical tests are balanced by various authorities looking more closely at the substance of the retained and disposed assets.

          b.      Facts and Circumstances of Retained and Disposed Assets

     The facts and circumstances analysis considers whether the assets retained by the target make the merger divisive in nature. Relevant facts when determining whether a merger is in fact divisive are the nature of the assets retained, the purpose of retention, and the amount of retained assets. Rev. Rul. 57-518, 1957-2 C.B. 253; see also Rev. Rul. 88-48, 1988-1 C.B. 117. No one factor is determinative, and all factors are often intertwined within the same authority. For example, Rev. Rul. 57-518 looks to both the nature of the assets retained as well as the purpose for the retention of those assets.

i. Nature of Retained Assets

     In certain situations, the target may be allowed to retain or distribute certain assets not essential to the target’s business operations. Nonessential assets include cash, marketable securities, and account receivables. For example, the Tax Court ruled that only 66% met the substantially all requirement of Code section 354(b)(1)(A), when retained assets were made up of cash and receivables. James Armour, Inc. v. Commissioner, 43 T.C. 295 (1964). However, this decision is contrary to a pre Code section 368 reorganization decision, which held that in line with Arctic Ice Machine that the retention of receivables representing 32% the value of the company caused the transaction to fail the substantially all requirement. Pillar Rock Packaging Company v. Commissioner, 90 F.2d 949 (9th Cir. 1949). On the other hand, the IRS ruled that the transfer of only 32% of the gross assets met the substantially all requirement when the transferred assets made up 100% of the business assets, and the distributed assets were shares in the acquiring corporation transferred to the target shareholders in order to eliminate the need for the issuance of additional shares. Rev. Rul. 78-47, 1978-1 C.B. 113.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

     In addition, when looking to the assets transferred, all target assets, including intangibles, must be considered, and in certain cases, employees also must be included if considered the primary asset of a business. Schuh Trading Co. v. Commissioner, 95 F.2d 404 (7th Cir. 1938); Moffat v. Commissioner, 363 F.2d 262 (9th Cir. 1966).

ii. Purpose of Retention

     Cash used for regular quarterly dividends prior to the merger are disregarded when determining whether substantially all the assets have been acquired. Rev. Rul. 74-457, 1974-2 C.B. 122. Assets retained for the purpose of paying reorganization expenses must be included in the IRS safe harbor calculation. Rev. Proc. 86-42, 1986-2 C.B. 722. Similarly, target assets used to make payments to dissenters, redeem shareholders, or pay distributions, if pursuant to the plan of reorganization and paid immediately before the merger, are deemed held by the target immediately before the merger and must be included in the substantially all calculation. Rev. Proc. 77-37. However, the “substantially all” calculation is not affected if the acquirer or its controlling corporation makes payments to compensate dissenters or to redeem target shareholders. Rev. Rul. 77-307, 1977-2 C.B. 117.

     In addition to using assets to pay certain dividends, the target may also use assets to satisfy retained liabilities. In Rev. Rul. 57-518, the IRS, citing Milton Smith v. Commissioner, 34 B.T.A. 702 (1936), which found that the transfer of 71% of the target's gross assets met the substantially all requirement, held that retaining minimal assets approximating the retained liabilities did not result in failure of the substantially all requirement. The lower threshold was permitted because the retained assets were primarily cash and receivables not in excess of an amount reasonably necessary to discharge outstanding liabilities. The court in Milton Smith concluded that the primary purpose of retaining the assets was not to continue to engage in business or make a distribution to shareholders but pay liabilities and was therefore permitted.

iii. Dispositions and Transfers of Assets

     While the statute requires the transfer of substantially all assets, there is no requirement that the assets transferred include substantially all the target's historic assets. Based upon Rev. Rul. 88-48, a target is generally allowed to sell unwanted assets prior to the transaction if, pursuant to the plan of reorganization, the cash received is retained by the target and transferred to the acquirer rather than target shareholders. In that ruling, the IRS ruled that a corporation was permitted to sell one of two lines of business representing approximately 50% of the assets in taxable transaction to an unrelated party and still meet the substantially all requirements as the cash was transferred to the acquirer along with the remaining assets. It should be noted that prior to the ‘no-rule’ policy, in order to receive a ruling under Code section 368(a)(2)(D), a taxpayer was required to represent that, following the reorganization, there was no plan or intention by the acquirer to sell any of the target assets, other than in the ordinary course of business. Rev. Proc. 86-42. However, consistent with Rev. Rul. 88-48, substituted assets should be allowed when pursuant to the plan of reorganization unwanted assets are sold prior to or after the completion of the merger. The IRS has privately ruled the ‘substantially all’ test was met when there was minimal change in the amount of assets retained, rather than a percentage of assets sold. PLR 7952186, (Sept. 28, 1979), PLR 7952119, (Sept. 27 1979).

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

     In addition, the acquirer may drop down target assets following the transaction and not affect the substantially all requirement. Section 368(a)(2)(C) provides that a post merger drop down of assets into a controlled subsidiary will not affect the substantially all requirement. See also, Rev. Rul. 72-576, 1972-2 C.B. 217.

     2.      Acquisition by Controlled Subsidiary in Exchange Solely Stock of the Controlling Corporation

     Code sections 368(a)(2)(D) and (D)(i) require that the acquiring subsidiary is controlled by the parent corporation and that only the controlling parent stock, rather than subsidiary stock, is exchanged for the target’s assets. The regulations clarify the statute stating that substantially all assets are acquired entirely or in part for the controlling parent’s stock, and that other property from either the parent or subsidiary may be used in the merger. Treas. Reg. § 1.368-2(b)(2). Furthermore, either the parent corporation or the subsidiary may assume the target’s liabilities. Id. However, ‘grandparent stock’ does not represent controlling corporation, as such, only first tier subsidiaries are eligible acquiring corporations in forward triangular reorganizations. Rev. Rul. 74-564, 1974-2 C.B. 124; Rev. Rul. 74-565, 1974-2 C.B. 125.

     In determining whether the acquiring subsidiary is controlled by the parent corporation, Code section 368(c) controls. Control is defined under Code section 368(c) as the ownership of at least 80% of the voting power of all classes of stock and at least 80% of the total number of shares of all other classes of stock.

     3.      Otherwise Qualified as a Statutory Merger Pursuant to Code Section 368(a)(1)(A)

     Code section 368(a)(2)(D)(ii) requires that the transaction otherwise meets the requirements of a statutory merger under Code section 368(a)(1)(A). Code section 368(a)(1)(A) states only that a reorganization is a statutory merger or consolidation. The Treasury has provided expansive regulations to better define the term ‘statutory merger’.

     The regulations provide that “a statutory merger or consolidation is a transaction effected pursuant to the statute or statutes necessary to effect the merger or consolidation.” Treas. Reg. § 1.368-2(b)(1)(ii). The parties to the merger are considered the ‘combining units’. Treas. Reg. § 1.368-2(1)(ii). A combining unit is comprised of a ‘combining entity’ and all its disregarded entities as defined in Regulation section 301.7701-2(a). Treas. Reg. § 1.368-2(b)(1)(i)(C). A combining entity is a corporation as defined in Regulation section 301.7701-2(b) that is not a disregarded entity. Treas. Reg. § 1.368-2(b)(1)(i)(B).

     In addition, the regulations require that as a result of the merger, “[a]ll of the assets (other than those distributed in the transaction) and liabilities (except to the extent such liabilities are satisfied or discharged in the transaction or are nonrecourse liabilities to which assets distributed in the transaction are subject) of each member of one or more combining units (each a transferor unit) become the assets and liabilities of one or more members of one other combining unit (the transferee unit).” Treas. Reg. § 1.368-2(b)(1)(ii)(A). Furthermore, “[t]he combining entity of each transferor unit ceases its separate legal existence for all purposes; provided, however, that this requirement will be satisfied even if, under applicable law, after the effective time of the transaction, the combining entity of the transferor unit (or its officers, directors, or agents) may act or be acted against, or a member of the transferee unit (or its officers, directors, or agents) may act or be acted against in the name of the combining entity of the transferor unit, provided that such actions relate to assets or obligations of the combining entity of the transferor unit that arose, or relate to activities engaged in by such entity, prior to the effective time of the transaction, and such actions are not inconsistent with the requirements of paragraph (b)(1)(ii)(A) of this section.” Treas. Reg. § 1.368-2(b)(1)(ii)(B).

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C.      Regulatory and Judicial Requirements

     In addition to meeting the statutory definition of Code section 368(a)(2)(D), the forward subsidiary merger must also meet other common regulatory and judicial requirements of a tax-free reorganization. Those requirements are continuity of interest; continuity of business enterprise; plan of reorganization; parties to the reorganization; business purpose for the reorganization; and other applicable judicial doctrine.

     1.      Continuity of Interest

     Continuity of interest is both a regulatory and judicial requirement. The requirement first appeared in its current form in Cortland Specialty Co. v. Commissioner, where the Second Circuit explained the purpose of Code section 203 of the Revenue Act of 1926, a precursor to Code section 368, in terms very similar to the current regulations, as follows:

Its purpose was to relieve those interested in corporations from profits taxes in cases where there was only a change in the corporate form in which business was conducted without an actual realization of any gain from an exchange of properties. When describing the kind of change in corporate structure that permits exemption from these taxes, Section 203 does not disregard the necessity of continuity of interests under modified corporate forms. Such is the purpose of the word “reorganization” in Sec. 203(b)(3) where a corporation exchanges its property “solely for stock or securities.”

60 F.2d 937 (2nd Cir. 1932), cert. denied 288 U.S. 599 (1932).

     Cortland was followed shortly thereafter by two United States Supreme Court decisions that further explained the requirement. In the pre Code section 368 reorganization decision Pinellas Ice & Cold Storage Co. v. Commissioner, the Court, citing Cortland, held that target shareholders must acquire an interest in order for a merger to qualify as a reorganization, because without receipt of such interest, the transaction was in substance a sale. 287 U.S. 462 (1933). In Helvering v. Minnesota Tea Co., the Court went a step further than it had in Pinella, holding that not only is a continuing interest required, but also that that interest must be substantial as compared to the interest exchanged. 296 U.S. 378 (1935). This position is perhaps the first mention of the necessary degree of continuity in a reorganization.

     The current regulatory continuity requirement adopts the judicial language stating that the reorganization provisions pursuant to Code section 368 are intended to apply only to reorganizations, “which effect only a readjustment of continuing interest in property under modified corporate forms.” Treas. Reg. § 1.368-1(b). Further defining the requirement, the regulations go on to state:

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Continuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation (as defined in paragraph (b) of this section), it is exchanged by the acquiring corporation for a direct interest in the target corporation enterprise, or it otherwise continues as a proprietary interest in the target corporation.

Treas. Reg. § 1.368-1(e)(1)(i).

     The regulation excludes merger consideration other than qualifying stock of the issuer, as well as issuer stock redeemed in connection with the reorganization. Id. If the controlling corporation or a related member acquires target stock prior to but in connection with the reorganization, continuity is not maintained unless stock of the controlling corporation was used in the transaction. Id.

     In determining continuity, dispositions of target shares prior to the reorganization are not taken into account so long as the acquirer of the shares is not related, under the relationships defined in Regulation section 1.368-1(e)(4) without regard to (e)(4)(i)(A), to either the target or the acquiring corporation. Id. A related member defined as either (1) an affiliated corporation under section 1504 (without regard to section 1504(b)) or (2) if the purchase of stock from one corporation by the other would be treated as a distribution under section 304(a)(2) (without regard to Regulation section 1.1502-80(b)). Treas. Reg. § 1.368-1(e)(4). Similarly, post merger sales of issuing corporation shares received in the reorganization are disregarded so long as the sales are not to persons related to the issuing corporation as defined in Regulation section 1.368-1(e)(4). Id.

     With respect to options or warrants of the target corporation exercised in close proximity to a reorganization, the shares received should receive the same treatment as other shares of target stock. The regulations do not place significance on when the target stock was acquired, but rather, whether the target shareholders acquire a proprietary interest in the issuer. The regulations disregard pre reorganization sales of target, while the preamble to the regulations provides that the facts and circumstances of the target stock purchases applies, stating “where the step transaction doctrine applies to link T stock purchases with later acquisitions of T, the final regulations provide that a proprietary interest in T is not preserved if, in connection with the potential reorganization, it is acquired by P for consideration other than P stock. Whether a stock acquisition is made in connection with a potential reorganization will be determined based on the facts and circumstances of each case.” T.D. 8760, 1998-1 C.B. 803.

     Finally, pre-sale distributions or redemptions that in substance represent other property or ‘boot’ pursuant to Code section 356 is considered merger consideration not representing a continuing interest. Treas. Reg. § 1.368-1(e)(1)(ii). Whether the redemption is in connection with the reorganization is determined by all the facts and circumstances. See, e.g. Treas. Reg. § 1.368-1(e)(7), Example 5; Waterman Steamship Corp. v. Commissioner, 430 F.2d 1185 (5th Cir. 1970), cert. denied, 401 U.S. 939 (1971); Casner v. Commissioner, 450 F.2d 379 (5th Cir. 1971), and Rev. Rul. 75-493, 1975-2 C.B. 109.

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          a.      Qualifying Consideration

     In general, as the statute and regulations are silent, qualifying consideration in a merger pursuant to Code section 368(a)(1)(A), by way of Code section 368(a)(2)(D), includes any type of stock, whether common or preferred. John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935). However, debt securities for example, do not represent qualifying consideration for determining continuity. LeTulle v. Scofield, 308 U.S. 415 (1940).

     With respect to warrants and options to acquire stock, such rights generally do not represent stock, and are not qualifying consideration in determining continuity. Helvering v. Southwest Consolidated Corp., 315 U.S. 194, reh'g denied, 315 U.S. 829, reh'g denied 316 US 710 (1942), Gordon v. Commissioner, 424 F.2d 378 (2nd Cir. 1970), and Bateman v. Commissioner, 40 T.C. 408 (1963). In Rev. Rul. 98-10, the IRS confirmed this result and addressed the affect of an exchange of options in conjunction with a reorganization, holding that the exchange of options in conjunction with a reorganization is a separate tax-deferred exchange so long as the options represent securities. 1998-1 C.B. 643. For that same reason, the cashing out of warrants or options in connection with a reorganization does not negatively affect continuity. See Rev. Rul. 69-91, 1969-1 C.B. 106 (citing Southwest in holding that convertible debentures are no different than options, and the purchase of such debentures did not prevent qualification of a Code section 368(a)(1)(B) reorganization); see also PLR 8840045 (July 14, 1988) (ruling on a forward triangular reorganization of a target bank into a wholly owned subsidiary bank of a bank holding company in which options were cancelled for cash). These authorities also support that under the signing date rule discussed below, options and warrants will not represent stock for purposes of determining fixed consideration, whether converted into cash, options o the issuer, or stock of the issuing corporation in connection with the merger.

          b.      Degree of continuity in a Merger or Consolidation

     As mentioned above, Minnesota Tea Co. was perhaps the first case to address the issue of the degree continuity. In that case, the Court held that a continuing interest of 41% was an adequate continuing interest. Id. In John A. Nelson Co.,the Supreme Court held that 38% represented a sufficient continuing interest. In fact, the Sixth Circuit allowed as low as 25% continuity of interest, holding that:

It is idle to say that this is not a substantial part of the value of the thing transferred, or does not constitute a definite and material interest in the affairs of the purchasing company. In the commonly accepted legal sense a substantial interest is something more than a merely nominal interest, and in respect to corporations a definite and material interest is an interest beyond what is usually referred to as represented by “qualifying shares.”

Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936).

     The IRS has traditionally taken a more conservative view, requiring 50% continuity in Rev. Proc. 77-37, supra, to receive a ruling, as well using 50% as sufficient continuity under then effective Regulation section 1.368-1(b) in Rev. Rul. 66-224, C.B. 114.

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     However, regulations issued in September 2005 apply a lower standard, providing that a transaction where target shareholders retain 40% continuity will meet the continuity requirement. Treas. Reg. § 1.368-1(e)(2)(v), Examples 1 and 2. However, example 4 of the same section holds that 25% continuity is not sufficient. The examples relate to the signing date rule with fixed consideration under a binding contract; however, the preamble to the regulations states that the IRS and Treasury believe that 40% continuity is applicable to exchanges not under the signing date rule. T.D. 9225, 2005FED ¶47,062, (September 16, 2005).

          c.      Measuring Continuity

     The regulations provide that continuity is measured on the last business day before the existence of a binding contract with fixed consideration. Treas. Reg. § 1.368-1(e)(2)(i). Whether continuity is maintained is determined by the value of the consideration exchanged for target shares on the measurement date.

               i.      Binding Agreement

     The regulations define a binding contract as “instrument enforceable under applicable law against the parties to the instrument.” Regulation section 1.368-1(e)(2)(ii)(A). A binding contract may have outstanding contingencies related to conditions outside the control of the parties, insubstantial terms yet to be negotiated, and/or other customary conditions not yet satisfied. Id.

     To the extent that a modification of a binding contract’s terms that affect the amount or type of consideration occurs, the modification represents the creation of a new binding contract, unless the modification only results in the issuance of additional acquirer shares and the contract would have otherwise met the continuity requirement if no additional shares were issued. Treas. Reg. § 1.368-1(e)(2)(i)(B).

               ii.      Fixed Consideration

     The regulations provide detailed rules for determining whether a contract contains fixed consideration. Whether the consideration is fixed is determined based upon either the issuing corporation’s consideration given or the target corporation’s consideration received if it provides for:

1.	The number of shares of each class of stock of the issuing corporation, the amount of money, and the other property (identified either by value or by specific description), if any, to be exchanged for all of the proprietary interests in the target corporation;
2.	The number of shares of each class of stock of the issuing corporation, the amount of money, and the other property (identified either by value or by specific description), if any, to be exchanged for each proprietary interest in the target corporation;
3.	The percentage of the number of shares of each class of proprietary interests in the target corporation, or the percentage (by value) of the proprietary interests in the target corporation, to be exchanged for stock of the issuing corporation, provided that the proprietary interests in the target corporation to be exchanged for stock of the issuing corporation and the proprietary interests in the target corporation to be exchanged for consideration other than stock of the issuing corporation each represents an economically reasonable exchange as of the last business day before the first date there is a binding contract to effect the potential reorganization; or

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4.	The percentage of each proprietary interest in the target corporation to be exchanged for stock of the issuing corporation, provided that the portion of each proprietary interest in the target corporation to be exchanged for stock of the issuing corporation and the portion of each proprietary interest in the target corporation to be exchanged for consideration other than stock of the issuing corporation each represents an economically reasonable exchange as of the last business day before the first date there is a binding contract to effect the potential reorganization.

Treas. Reg. § 1.368-1(e)(iii)(A).

     In addition, the ability of target shareholder to elect whether to receive stock or other consideration does not prevent a binding contract from having fixed consideration if the contract provides for:

i.	The minimum number of shares of each class of stock of the issuing corporation and the maximum amount of money and other property (identified either by value or by specific description) to be exchanged for all of the proprietary interests in the target corporation; or

ii.	The minimum percentage of the number of shares of each class of proprietary interests in the target corporation, or the minimum percentage (by value) of the proprietary interests in the target corporation, to be exchanged for stock of the issuing corporation, provided that the proprietary interests in the target corporation to be exchanged for stock of the issuing corporation and the proprietary interests in the target corporation to be exchanged for consideration other than stock of the issuing corporation each represents an economically reasonable exchange as of the last business day before the first date there is a binding contract to effect the potential reorganization.

Treas. Reg. § 1.368-1(e)(iii)(B)(1).

     However, in applying these terms, the regulations require the assumption of the minimum number of shares and maximum amount of other property or money allowed under the contract. Treas. Reg. § 1.368-1(e)(iii)(B)(2).

               iii.      Contingent Consideration

     In general, a binding contract generally may not provide for contingent consideration. Treas. Reg. § 1.368-1(e)(iii)(C). However, the regulations provide two exceptions to the general rule. First, contingent consideration may exist if the contingent consideration is limited to the issuing corporation stock and the contract would otherwise meet the continuity requirement without respect to any contingent consideration. Treas. Reg. § 1.368-1(e)(2)(iii)(C)(1). Second, contingent consideration does not include escrows used to secure target's performance of customary pre-closing covenants, or customary representations and warranties. Treas. Reg. § 1.368-1(e)(2)(iii)(C)(2).

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               iv.      Other Rules for Determining Fixed Consideration

     The regulations also provide exceptions for common contract arrangements, which the existence of such arrangements will not prevent the contract from having fixed consideration, such as:

1.	Escrows – Treas. Reg. § 1.368-1(e)(2)(iii)(D).
2.	The existence of anti-dilution clauses – Treas. Reg. § 1.368-1(e)(2)(iii)(E)
3.	Dissenters’ rights – Treas. Reg. § 1.368-1(e)(2)(iii)(F)
4.	Cash in lieu of fractional shares – Treas. Reg. § 1.368-1(e)(2)(iii)(G)

     Finally, in valuing shares that do not exist prior to the first day there is a binding agreement, the new shares are “deemed to have been issued on the last business day before the first date there is a binding contract to effect the potential reorganization.” Treas. Reg. § 1.368-1(e)(2)(iv).

     2.      Continuity of Business Enterprise

     In order for a reorganization to meet the requirements of Code section 368, it must also meet the continuity of business enterprise (“COBE”) requirement. As with continuity of interest, the COBE requirement began as a judicial requirement and was subsequently adopted as a formal regulatory requirement.

          a.      Judicial history

     The initial case law surrounding the COBE requirement generally dealt with the issue of whether a transaction or series of transactions represented a reorganization under the precursor to Code section 368 or a liquidation. In Survaunt v. Commissioner, the Eighth Circuit confirmed the Tax Court holding that a reorganization occurred where substantially all of the assets were transferred from one corporation to another and the operation of the business continued. 162 F.2d 753 (8th Cir. 1947). On the same general grounds, the Board of Tax Appeals held that the transfer of a corporation’s remaining assets, following a larger asset sale, to a corporation created solely to liquidate the remaining assets was not a reorganization, as the corporation was not formed to carry on a business enterprise. Graham v. Commissioner, 37 B.T.A. 623 (1938). Citing both Graham and Survaunt, the Tax Court held COBE does not exist where assets are transferred without the intention or expectation of continuing the business. Standard Realization Co. v. Commissioner, 10 T.C. 708 (1948), acq.

     However, the courts have also held that following the sale of the historic business, a corporation is able to establish a new business that will meet COBE and allow subsequent reorganizations that rely upon the newly created business. Honbarrier v. Commissioner, 115 T.C. 300 (2000), and Abegg v. Commissioner, 50 T.C. 145 (1968), aff’d, 429 F.2d 1209 (2nd Cir. 1970).

          b.      Regulatory COBE Requirement

     Regulation section 1.368-1(b) provides the existence of the regulatory COBE requirement, while Regulation section 1.368-1(d) defines COBE as the continuance of either the target's historic business or use of a significant portion of target assets in a business. Whether or not a transaction meets the continuity of business enterprise requirement is based upon all the facts and circumstances. Id.

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               i.      Continuation of the Historic Business

     Meeting COBE through the continuation of the historic business is satisfied under the regulations if the acquirer continues the target’s historic business or at least one significant line of business if target has two or more lines of business. Treas. Reg. § 1.368-1(d)(2). The historic business is defined by the regulations as the business that the target conducted most recently. Id. The historic business may not be one entered into pursuant to the plan of reorganization. Id.

     The historic business of a holding company will generally be that of its subsidiary operating company but is dependent on the surrounding facts and circumstances. For example, the IRS ruled in Rev. Rul. 85-197, that the historic business of a holding company was the operating business of its sole asset, a wholly owned subsidiary. 1985-2 C.B. 120. The ruling states that the guiding principle of the facts and circumstances test is whether or not reorganization constitutes only a readjustment of the continuing interests in the property under modified corporation form. Id. Applying the COBE requirement to a bank holding company with different businesses operated in first and second tier subsidiaries, the IRS ruled that the holding company’s first tier and second tier subsidiaries constituted separate line of business. Rev. Rul. 85-198, 1985-2 CB 120. Following a merger of the holding company into acquirer, the IRS ruled that continuity of business enterprise was maintained despite the sale of the first tier subsidiary (following distribution of the second tier subsidiary to the acquirer). Id.

               ii.      Use of a Significant Portion of Target Assets

     Meeting COBE through the use of a significant portion target assets in a business is satisfied under the regulations if the acquirer uses a significant portion of the target's historic assets in a business. Treas. Reg. § 1.368-1(d)(3). Whether a significant portion of target assets are used in a business depends on all facts and circumstances and the assets relative importance to the historic business. Id. The targets historic business assets include, but are not limited to, stock, securities, and intangibles such as goodwill, patents, and trademarks regardless of tax basis. Treas. Reg. § 1.368-1(d)(3)(ii). If the target sells all its historic assets and subsequently mergers into the acquirer, mere use of the sale proceeds by the purchaser will not preserve COBE, as the historic assets are not used in a business by the acquirer. Treas. Reg. § 1.368-1(d)(5), Example 4. Similarly, the acquirer also may not sell a significant portion of the target's historic assets following the merger. Treas. Reg. § 1.368-1(d)(5), Example 5.

               iii.      Remote COBE

     In determining COBE, the acquirer is deemed to hold all assets and members of its qualified group. Treas. Reg. § 1.368-1(d)(4)(i). Thus, the acquirer may transfer target assets to one or more members of its qualified group and still preserve continuity of business enterprise. In addition, members who receive target assets from the acquirer are not restricted from also transferring the target assets within the group. The regulations define the qualified group as:

A qualified group is one or more chains of corporations connected through stock ownership with the issuing corporation, but only if the issuing corporation owns directly stock meeting the requirements of section 368(c) in at least one other corporation, and stock meeting the requirements of section 368(c) in each of the corporations (except the issuing corporation) is owned directly by one of the other corporations. Treas. Reg. § 1.368-1(d)(4)(ii).

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A proposed regulation would provide specific rules relating to transfers within the qualified group following a forward triangular merger. REG-130863-04, (August 18, 2004). These regulations would liberalize the current rules, allowing transfers to multiple members of the qualified group so long as the qualified group as a whole continued to hold the requisite assets. Prop. Treas. Reg. § 1.368-1(d)(4)(i)(A).

     In addition to transferring target assets downstream to its qualified group, the acquirer may also transfer assets to a partnership and preserve continuity of business enterprise. The transfer must be in exchange for a significant interest and the acquirer or a member of its qualified group must retain significant managerial functions over the assets within the partnership. Treas. Reg. § 1.368-1(d)(4)(iii).

               iv.      Upstream Transfers

     As the acquirer is not necessarily the issuing corporation, upstream transfers, by way of liquidation or transfer, of target assets should technically maintain COBE. However, application of the step-transaction doctrine, discussed in detail below, could result in characterization of the reorganization as something other than a forward triangular merger, thereby potentially requiring the reorganization to meet requirements that are more stringent. The step transaction doctrine generally collapses the merger and subsequent distribution or liquidation and views two events as a direct acquisition of target assets by the controlling corporation, in which case the reorganization would need to meet the requirements of Code section 368(a)(1)(C). Rev. Rul.72-405, 1972-2 C.B. 217.

     3.      Plan of Reorganization

     Although a plan of reorganization is not a statutory or regulatory requirement of a reorganization under Code section 368(a)(2)(D) by way of Code section 368(a)(1)(A), it is a requirement of various operative provisions. The plan of reorganization must be adopted by all the parties of transaction. Temp. Treas. Reg. § 1.368-3T(a). Regulation section 1.368-2(g) broadly defines the term ‘Plan of reorganization’ as a transaction that meets both statutory and judicial requirements for reorganization. Determining whether a plan was in place is a facts and circumstances test, and is established through corporate minutes, correspondence between the corporations and/or shareholders, and tax advice memorandum. The fact that a transaction may be called a sale is not determinative in the eyes of the courts. See J. Simon v. Commissioner, 644 F.2d 339 (5th Cir 1981); J.E. Smothers v. U.S., 642 F.2d 894 (5th Cir 1981); Atlas Tool Co., Inc. v. Commissioner, 614 F.2d 860 (3rd Cir 1980), cert. denied, 449 U.S. 836; E.K. Lesser v. Commissioner, 26 T.C. 306 (1956); J.G. Moffatt v. Commissioner, 363 F.2d 262 (9th Cir 1966), cert. denied, 386 U.S. 1016; W.S. Heller v Commissioner, 2 T.C. 371 (1943), Nonacq., aff'd, 147 F.2d 376 (9th Cir 1945), cert. denied, 325 U.S. 868; Hoboken Land & Improvement Co. v. Commissioner, 46 B.T.A. 495 (1942), Nonacq., aff'd, 138 F.2d 104 (3rd Cir 1943); R.C. Wilson, Sr. v. Commissioner, 46 T.C. 334 (1966); G.D. Graham v. Commissioner, 37 BTA 623 (1938); Rawco, Inc., Ltd. v. Commissioner, 37 B.T.A.128 (1938)). A plan need not be a formal written document and parties’ discussions and negotiations have been deemed sufficient by the courts. See, e.g., Transport Prods. Corp. v. Commissioner, 239 F.2d 859 (6th Cir. 1956), Redfield v. Commissioner, 34 B.T.A. 967 (1936). The plan of reorganization is considered by the regulations to narrow the scope of a purported reorganization and to limit non recognition treatment to those transactions identified in the plan. Treas. Reg. § 1.368-2(g).

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     4.      Party to a reorganization

     The non-recognition provisions for exchanges described within Code sections 354 and 361 apply only to those corporations that are a ‘party to the reorganization’. Treas. Reg. § 1.368-1(c). The term ‘party to a reorganization’ is defined by Code section 368(b) and Regulation section 1.368-2(f). A party includes both the purchasing corporation and target corporation where the purchaser acquires the stock of the target in a qualifying reorganization. Id. If another corporation controls the acquiring corporation, as defined within Code section 368(c), that corporation is a party to the transaction if the stock of the controlling corporation is used to acquire the target corporation. Id.

     5.      Business Purpose for the Reorganization

     Business purpose has long been a requirement of tax-deferred exchanges. See Gregory v. Helvering, 293 U.S. 465 (1935). Regulation section 1.368-1(b) specifically requires that a business purpose exist for tax deferred exchange treatment, and Regulation section 1.368-2(g) states that a plan of reorganization includes only transactions that are “undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization.”

     In Gregory, the Supreme Court addressed a transaction purported to represent a transfer to a controlled corporation pursuant to Code section 112 of the Internal Revenue Code of 1939, the precursor to current Code section 368. In the underlying appellate case, the Second Circuit stated, “because the transactions were not part of the conduct of the business of either or both companies…they were a sham...,” and the Supreme Court agreed expanding upon the court’s analysis holding that the purported reorganization was used to masquerade the true economic substance of the transaction, which was supported by the fact that the reorganization had no corporate business purpose germane to either corporation. However, the Supreme Court did state that existence of tax avoidance underlying a transaction does not necessarily condemn the transaction. Regulation section 1.368-1(c) adopts almost verbatim, the language from Gregory in providing that a plan or reorganization must have a business or corporate purpose and cannot be a mere disguise of tax avoidance.

     Generally, transactions need only a real and substantial business purpose, which may not necessarily out weigh the tax avoidance motive. However, the taxpayer bears heavier burden of business purpose when there is a substantial tax motive. See Wortham Mach. Co. v. United States, 521 F.2d 160, (10th Cir. 1975).

     Mixed authority exists with respect to whose business purpose is necessary. The courts have found a legitimate shareholder business purpose sufficient in the case of closely held corporations. Lewis v. Commissioner, 176 F.2d 646 (1st Cir. 1949), see also, Parshelsky v. Commissioner, 303 F.2d 15 (2nd Cir. 1962) and Survaunt v. Commissioner, supra. The IRS generally takes the position that in accordance with regulation section 1.368-2(g), there is a corporate business requirement. See also, TAM 8452004, (“As long as the primary purpose relates to continuing the business of a corporation that is a party to the reorganization, the transaction will be considered as a reorganization within the meaning of the Code, even though one of the purposes and results of the transaction is to minimize taxes.”).

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     6.      Other Judicial Doctrines

     In addition to the judicial and regulatory provisions of Code section 368, the regulations make clear the requirement to apply general tax principles to reorganizations stating that, “[i]n determining whether a transaction qualifies as a reorganization under section 368(a), the transaction must be evaluated under relevant provisions of law, including the step transaction doctrine.” Treas. Reg. § 1.368-1(a). In addition to step transaction, economic substance, sham transaction, and substance over form are important judicial doctrine to consider.

a. Step Transaction Doctrine

     The step transaction doctrine is generally considered a separate and distinct judicial doctrine; however, it is also closely tied to the substance over form doctrine. Under the step transaction doctrine, a series of steps taken in pursuit of an intended outcome is treated as a single transaction, rather than multiple transactions. In such situations, multiple interrelated transactions are considered a part of a unitary plan and taxed as such. Minnesota Tea Co. v. Helvering, 302 U.S. 609 (1938) (“a given result at the end of a straight path is not made a different result because reached by following a devious path”). Similarly, in Penrod v. Commissioner, 88 T.C. 1415 (1987), the Tax Court stated, “[t]he step transaction doctrine is in effect another rule of substance over form; it treats a series of formally separate ‘steps’ as a single transaction if such steps are in substance integrated, interdependent, and focused toward a particular result.” However, where each step contains meaningful separate economic significance, the step transaction doctrine should not apply to create fictitious steps in order to recast a transaction in order to create additional tax. Esmark Inc. v. Commissioner, 90 T.C. 171 (1988), see also South Bay Corp. v Commissioner, 345 F.2d 698 (2nd Cir. 1965). Most recently, the Federal Circuit Court of Appeals, applying the substance over form and economic substance doctrines within the context of step transaction, held that the step transaction did not apply where each step in the series of transactions contains economic substance separate from the others. The Falconwood Corporation v. United States, 422 F.3d 1339 (Fed. Cir. 2005).

     In determining whether the step transaction applies to a series of transactions, the courts often apply the following three-part substance over form analysis: the ‘binding commitment test’ integrates steps if at the time the first step is taken there is a legally binding commitment to take the subsequent steps; the ‘mutually interdependent’ test integrates steps if at the time the first step is taken it would have been fruitless to complete it without taking the subsequent steps; and the ‘end result’ test integrates steps when it appears that they are merely parts of a transaction designed to reach the ultimate result.

     The binding commitment test was established by the Supreme Court in Commissioner v. Gordon, 391 U.S. 83 (1968), on remand sub nom. O.E. Baan, 51 T.C. 1032 (1969), aff'd sub nom. I.Gordon, 424 F.2d 378 (2nd Cir. 1970), cert. denied, 400 U.S. 848 (1970). The case dealt with a distribution pursuant to Code section 355, and arguing against an open indefinite approach the Court integrated steps where at the time of the first step there was a binding commitment to take additional steps to achieve an intended result. In discussing the application of the mutually interdependent and end result test, the Court of Claims, while accepting the existence of the two tests, annunciated the true purpose of the tests, which is to “assure that tax consequences turn on the substance of a transaction rather than on its form.” King Enterprises, Inc. v United States, 418 F.2d 511 (Ct. Cl. 1969).

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     In analyzing the step transaction doctrine, the King Enterprise court argued against a focus on the binding commitment or any individual test separately, rather the court applied the doctrine as an overall substance over form analysis stating, “[t]he doctrine derives vitality, rather, from its application where the form of a transaction does not require a particular further step be taken; but, once taken, the substance of the transaction reveals that the ultimate result was intended from the outset.” See also Anheuser-Busch, Inc. v. Helvering, 115 F.2d 662 (8th Cir. 1940), cert. denied, 312 U.S. 699 (1940); Chase v. Commissioner, 44 B. T. A. 39 (1941), aff'd, 128 F. 2d 740 (2nd Cir. 1942); Edith G. Goldwasser v. Commissioner, 47 B. T. A. 445 (1942), aff'd, 142 F. 2d 556 (2nd Cir. 1944); Redding v. Commissioner, 630 F.2d 1169 (7th Cir. 1980), cert. denied, 450 U.S. 913 (1980) (not limited to application of the binding commitment test). As such, while certain courts use a three part test in applying the step transaction doctrine; taking the tests into account as a whole, as the courts generally do, the step transaction doctrine is in effect a substance over form analysis where separate economically significant steps are respected, while steps representing nothing more than intermediate steps to an end result will be disregarded.

          b.      Economic Substance and Sham Transaction

     While in theory business purpose, economic substance, and sham transaction represent three separate judicial doctrines, courts often meld these separate doctrines into a single test when analyzing a particular transaction. In fact, in discussing application of the business purpose and economic substance tests, the Third Circuit Court of Appeals stated “… [T]hese distinct aspects of the economic sham inquiry do not constitute discrete prongs of a ‘rigid two-step analysis,’ but rather represent related factors both of which inform the analysis of whether the transaction had sufficient substance, apart from its tax consequences, to be respected for tax purposes.” ACM Partnership v. Commissioner, 157 F3d 231 (3rd Cir. 1998), aff’g in part & rev’g in part 73 TCM 2189 (1997); see also Casebeer v. Commissioner, 909 F.2d 1360 (9th Cir. 1990); Weller v. Commissioner, 270 F.2d 294 (3rd Cir. 1959); and Commissioner v. Court Holding, 324 U.S. 331 (1945). As such, we believe it is appropriate to look at the transaction under this integrated approach.

     Twenty-five years after Gregory, the Supreme Court considered the application of the economic-substance doctrine in Knetsch v. United States, 364 U.S. 361 (1960), aff’g 272 F.2d 200 (9th Cir. 1959). In holding that the transaction lacked economic substance and was a sham, the Court stated, “[f]or it is patent that there was nothing of substance to be realized by [the taxpayer] from this transaction beyond a tax deduction.” Id.

     In Frank Lyon Co. v. United States, 435 U.S. 561 (1978), rev’g 536 F2d 746 (8th Cir. 1976), the Supreme Court once again ruled on economic substance, sham transaction and business purpose. Reversing the Eighth Circuit, which disallowed deductions in a sale-leaseback arrangement, the Court held that multiple-party transactions entered into with true nontax business significance should be respected despite the tax consequences stating:

[W]here … there is a genuine multiple-party transaction with economic substance which is compelled or encouraged by business or regulatory realities, is imbued with tax-independent considerations, and is not shaped solely by tax-avoidance features that have meaningless labels attached, the Government should honor the allocation of rights and duties effectuated by the parties.

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     Seven years later in Rice’s Toyota World, Inc. v. Commissioner, the Fourth Circuit affirmed the tax court’s interpretation of Frank Lyon as establishing a two-part test. 752 F.2d 89 (4th Cir. 1985), aff’g 81 T.C. 184 (1984). In affirming the two pronged approach, the Court applied a subjective business purpose test and an objective economic substance test holding that a transaction is a sham if the transaction lacks both a nontax business purpose and economic substance in the form of a potential profit.

     Although the Fourth Circuit has generally followed Rice’s Toyota World, other circuits have been reluctant to apply a two-prong test requiring taxpayers to meet only one of the two prongs. These courts have favored a unitary approach. Certain courts have collapsed the prongs, applying Frank Lyon as a single economic analysis that rejects the existence of separate prongs, while other courts have applied a conjunctive test that requires meeting both prongs of the two-prong test.

     1.   Collapsed Unitary Test

     The unitary test collapses business purpose and economic substance into one central issue, whether the transaction has “any practical economic effects beyond the creation of income tax losses.” Rose v. Commissioner, 868 F.2d 851 (6th Cir. 1989). In Zmuda v. Commissioner, the taxpayer contended that a transaction lacking economic substance could not be invalidated because there was a bona fide business purpose. 731 F.2d 1417 (9th Cir. 1974). The Ninth Circuit responded stating the taxpayer’s “argument attempts to create a distinction where none exists.” Adding, “[t]here is no real difference between the business purpose and the economic substance rules.” Id. The court ruled that because the transaction lacked economic effect it was sham, regardless of whether that it was described as lacking business purpose or economic substance. Id.

     The Second, Third, Sixth, Seventh, Eighth, Tenth and Eleventh Circuits have joined the Ninth Circuit applying the unitary test. See Gardner v. Commissioner, 954 F.2d 836 (2nd Cir. 1992), aff'g Fox v. Commissioner, 56 T.C.M. 863 (1988), cert. denied sub nom.; Falk v. Commissioner, 112 S. Ct. 1940 (1992); Lerman v. Commissioner, 939 F.2d 44 (3rd Cir. 1991), aff'g Fox v. Commissioner, 56 T.C.M. 863, cert. denied, 502 U.S. 984 (1991); ACM Partnership; Mahoney v. Commissioner, 808 F.2d 1219 (6th Cir. 1987), aff'g Forseth v. Commissioner, 85 T.C. 127; Forseth v. Commissioner, 845 F.2d 746 (7th Cir. 1988), aff'g 85 T.C. 127 (1985); Shriver v. Comr., 899 F.2d 724 (8th Cir. 1990); Jackson v. Commissioner, 966 F.2d 598 (10th Cir. 1992); Kirchman v. Commissioner, 862 F.2d at 1492 (11th Cir. 1989), aff'g Glass v. Commissioner, 87 T.C. 1087 (1986); cf. Horn v. Commissioner, 968 F.2d 1229 (D.C. Cir. 1992), rev’g and rem’g Fox v. Commissioner, 56 T.C.M. 863 (1988) (holding contrary to the Second and Third Circuits).

     The Tax Court has also routinely applied the unitary test post Rice’s Toyota World. For example, in James v. Commissioner, the court ruled that mere profit potential does not cause a transaction to be respected unless coupled with a business purpose. 87 T.C. 905 (1986) aff'd, 899 F.2d 905 (10th Cir. 1990). The court deemed it necessary to consider the intent or motive of the taxpayer as well the transaction's profit potential. In some cases, the courts have ignored profit potential altogether or found minimal profit insufficient, especially in cases where tax avoidance motivates a transaction (for example in tax shelters and hedging transactions). See Rose v. Commissioner, 88 T.C. 386 (1987), Sheldon v. Commissioner, 94 T.C. 738 (1990), Seykota v. Commissioner, 61. T.C.M. 2706 (1991). However, courts have also been willing to find economic substance despite “likely profit potential” when other bona fide factors were present. See Sacks v. Commissioner, 69 F.3d 982 (9th Cir. 1995), Smith v. Commissioner, 937 F.2d 1089 (6th Cir. 1991).

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     2.   Conjunctive Two Pronged Test

     However, the First, Seventh, and Eleventh, and Federal Circuits have applied the two prong test in a conjunctive fashion, requiring taxpayers to meet both prongs in order to establish that a transaction was not a sham. See Bornstein v. Commissioner, 334 F.2d 779 (1st Cir. 1964); Kielmer v. Commissioner, 884 F.2d 959 (7th Cir. 1989); United Parcel Service, Inc. v. Commissioner, 254 F.3d 1014 (11th Cir. 2001); Winn-Dixie Stores Inc. v. Commissioner, 254 F.3d 1313 (11th Cir. 2001); Coltec, infra (citing United Parcel Service, Inc. footnote 14 the Federal Circuit specifically disagreed with the Fourth Circuit’s application of the two pronged test).

     3.   Importance of Profit Potential

     The judicial history of the unitary analysis suggests that in transactions triggering large tax losses, the courts will emphasize profit potential over business purpose or taxpayer motive. For example, the 11th Circuit stated in Kirchman stated that “[i]t is clear that transactions whose sole function is to produce tax deductions are substantive shams, regardless of the motive of the taxpayer.” See Shriver and Mahoney. However, the courts have not limited economic substance to profit potential, but rather allow for analysis of other economic considerations. In ACM Partnership, supra the Third Circuit acknowledged, “it is also well established that where a transaction objectively affects the taxpayer's net economic position, legal relations, or non-tax business interests, it will not be disregarded merely because it was motivated by tax considerations.” See also, Northern Indiana Pub. Serv. Co. v. Commissioner, 115 F.3d 506, 510 (7th Cir. 1997); Kraft Foods Co. v. Commissioner, 232 F.2d 118, (2nd Cir. 1956). In accordance with Gregory, the Court emphasized that transactions that have “actual, objective effects on a taxpayer's non-tax affairs” will not be invalidated simply due to tax benefits. The recognition of economic consequences outside of profit potential is extremely important when considering everyday “vanilla” tax planning and structuring where a specific step of the transaction may not contain a clear profit motive, yet the result of the steps is intended to result in a clear change to the objective economic position of each party.

     More recently, in two cases addressing tax deductions related to contingent liability tax-shelter transactions, the courts applied the economic substance test to Code section 351. See The Black & Decker Corporation v. United States, 436 F.3d 431 (4th Cir. 2006), and Coltec Industries, Inc. v. United States, 2006-2 USTC ¶50,389 (Fed. Cir. 2006). In Black & Decker, the Fourth Circuit remanded the lower court’s earlier decision granting summary judgment to the taxpayer. In granting summary judgment, the lower court held that the second prong of Rice’s Toyota sham transaction analysis dealing with economic substance in the form of a profit potential was met because the transactions were “… ‘bonafide economically based business transactions’.” In remanding, the Fourth Circuit held that the lower court misapplied the Rice’s Toyota World holding that the profit motive within the second prong does not focus on the general business activities of the corporation, but rather on the reasonable possibility of profit from the transaction. Citing Hines v. United States, 912 F.2d 736 (4th Cir. 1990) the Court stated:

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Regarding the subjective prong, it bears repeating that a taxpayer's ‘mere assertion’ of subjective belief in the profit opportunity from a transaction ‘particularly in the face of strong objective evidence that the taxpayer would incur a loss, cannot by itself establish that the transaction was not a sham.’ (Citation omitted) The ‘ultimate determination of whether an activity is engaged in for profit is to be made ... by reference to objective standards.’

With respect to determining the reasonable possibility of profit on the transaction, the Court, holding with precedent above considered the ‘transaction’ in question as the incorporation of the corporation as a whole.

     In Coltec, the Court determined that the transfer of contingent liabilities lacked a meaningful nontax business purpose and economic substance and was a sham despite meeting the plain language within the statute. Citing Gregory, the Court reiterated a taxpayer’s “unquestioned right” to avoid taxes to the extent the law permits unless the transaction “lacks economic reality,” and citing Black & Decker, the Court again focused on the “objective reality” of the economic substance. In addition, the Court reiterated the right of a taxpayer to structure a transaction to provide a legitimate tax benefit, while distinguishing transactions lacking substance entered into in order to create a benefit (tax deductions). See ACM Partnership and Nicole Rose Corp. v. Commissioner, 320 F.3d 282, (2nd Cir. 2002). Further describing the economic substance doctrine, the Court stated that the doctrine is intended to address situations where the economic reality of the transaction subverts the purpose and intent of the statute. Arguably, the Court in Coltec went further than previous courts determining that one must find profit motive or flow of economic benefits in the specific transaction “that gave rise to the alleged tax benefit”, which in Coltec was the transfer of liabilities and not the creation of the subsidiary to manage the liabilities. It is unclear how this potentially overreaching analysis of Coltec will affect future courts in their analysis of sham transaction and economic substance doctrines.

     In addition, the Court, again referring back to Gregory, emphasized that transaction involving related parties deserves scrutiny and citing Frank Lyon, distinguished between “genuine multiple party” transactions and related party transactions. In defining the transaction in question, the Court looked to the economic substance of the transfer of the contingent liability as the transaction generating the tax deduction, and held that the transfer did not affect the economic benefits of either party or provide a reasonable expectation of profit aside from the tax deduction.

     Unlike Gregory, both Coltec and Black & Decker related to tax-shelter loss transactions, as such special consideration should be given to that fact when attempting to apply these decisions to the general application of the business purpose and economic substance doctrine to transactions pursuant to Code section 351. As such, it appears that the scrutiny of the business purpose and economic substance of transfers to controlled corporations increases along with the tax avoidance motivation, which coincides with Wortham Mach. Co. v. United States, applying a heavier burden on a taxpayer’s business purpose where there is a substantial tax motive. 521 F.2d 160, (10th Cir. 1975).

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

c. Substance Over Form Doctrine

     Once called “the cornerstone of sound taxation,” the substance over form doctrine looks past a transaction’s documentation and other elements to determine the substance of the transaction. Estate of Weinert v. Commissisoner, 294 F.2d 750, 755 (5th Cir. 1961). As with the business purpose and economic substance doctrines, the substance over form doctrine traces its origins to Gregory, supra, where the Supreme Court held that while the transaction was in form a reorganization, the transaction “was in fact an elaborate and devious form of conveyance masquerading as a corporate reorganization, and nothing else.” In Commissioner v. Court Holding, supra, citing both Gregory and Minnesota Tea Co., supra the Supreme Court formalized the doctrine holding that to respect the “mere formalisms” of a transaction over its substance would significantly damage the government’s ability to administer the tax system. Incorporating economic substance, step transaction, and substance over form doctrines, the Fifth Circuit stated, “that tax consequences must turn upon the economic substance of a transaction and not upon the time sequences or form of the transaction.” Waterman Steamship Corp. v. Commissioner, supra.

     The substance over form doctrine will apply where there are no substantial differences between the transaction purported by the taxpayer, and an alternative transaction purported by the taxpayer. In applying the doctrine, courts will look “beyond the form of the transaction to determine whether it has the economic substance that its form represents.” ACM Partnership v. Commissioner, supra. Further to this point, where changes in form of the transaction effect substantive changes in the economics, a recast of the transaction will not occur. Newman v. Commissioner, 902 F.2d 159 (2nd Cir. 1990), vacating T.C. Memo 1988-547. Most recently, in applying the substance over form doctrine within the context of the step transaction doctrine, the federal Circuit Court of Appeals in Falconwood, supra held that the government must respect the form chosen by the taxpayer where multiple steps of a transaction each step contained separate economic significance.

     However, this is not to say that the form chosen by the taxpayer is not important. In Commissioner v. Danielson, 378 F.2d 771 (3rd Cir. 1967), the Court of Appeals, citing numerous circuits, held that a taxpayer must follow the form agreed upon (and tax consequences as determined by the government) in a multi-party transaction unless the taxpayer shows an error, duress, fraud, or some other mitigating circumstance.

D.      Operative Provisions

     If a merger qualifies as a reorganization pursuant to Code section 368, certain other statutory provisions apply to determine that treatment to the parties to the reorganization and the shareholders of the Target corporation. These provisions are described within Code sections 354, 356, 302, 358, 1223, 361, 362, and 1032 and can be categorized into provisions affecting the shareholders or security holders, the transferor corporation, and the transferee corporation.

1. Provisions Affecting Shareholders and Security Holders

a. Exchange of Securities Under Code Section 354

     In general, no gain or loss is recognized by shareholders who, pursuant to a plan of reorganization exchanges solely stock of a corporation a party to the reorganization, for solely stock of another corporation a party to the reorganization. IRC § 354(a)(1). To the extent property other than stock or securities is received, Code section 356, rather than Code section 354 applies.

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     The general non-recognition provisions do not apply to the extent the shareholder receives non-qualified preferred stock, as defined under Code section 351(g)(2), in exchange for stock other than non-qualified preferred stock. IRC § 354(a)(2)(C). The threshold question in determining whether stock is non-qualified preferred stock is the determination of whether the stock is preferred. “The term ‘preferred stock’ means stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent.” IRC § 351(g)(3)(A). Furthermore, illusory rights are disregarded, and for purposes of this definition, will only participate in the growth of the corporation to any significant extent if “there is a real and meaningful likelihood” of actual participation in the growth and earnings of the corporation beyond any preference on the earning of the corporation. Id.

     Non-qualified preferred stock is defined in Code section 351(g)(2) as stock that is preferred stock, and stock which “the holder of such stock has the right to require the issuer or a related person to redeem or purchase the stock, the issuer or a related person is required to redeem or purchase such stock,the issuer or a related person has the right to redeem or purchase the stock and, as of the issue date, it is more likely than not that such right will be exercised, orthe dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or other similar indices.” IRC § 351(g)(2)(A). In addition, preferred stock with these rights and obligations is only considered non-qualified if the rights or obligations “may be exercised within the 20-year period beginning on the issue date of such stock and such right or obligation is not subject to a contingency which, as of the issue date, makes remote the likelihood of the redemption or purchase.” IRC § 351(g)(2)(B).

          b.      Receipt of Other Property Under Code Section 356

     In general, Code section 356 requires gain, but not loss, recognition on receipt of money or other property (“boot”), in addition to qualifying property, received in a exchange otherwise qualifying under Code section 354. In certain exchanges, the boot may result in dividend treatment if the payment would represent a dividend by applying the Code section 318 constructive ownership rules. IRC § 356(b). To the extent the other property is received in exchange for Code section 306 stock, the fair market value of the other property represents a distribution of property subject to the provisions of Code section 301.

     The term other property includes securities other than those received under Code section 354 as well as excess principal securities received under Code section 354. IRC § 354(a)(2)(A). Regulations issued in 1998 verified Treasury’s position that rights to acquire stock such as warrants or options are securities with zero basis, and do not represent other property even where the shareholder does not surrender warrants or options in the exchange. T.D. 8752, 1998-1 C.B. 611. Furthermore, non-qualified preferred stock represents boot to the extent it is not otherwise received under Code section 354. The regulations under Code section 356 expand on the definition of non-qualified preferred stock to include as boot; non-qualified preferred stock received in exchange for something other than non-qualified preferred stock or a right to acquire non-qualified preferred stock, and rights to acquire non-qualified preferred stock received in exchange for stock or a right to acquire stock other than non-qualified preferred stock. Treas. Reg. § 1.356-6(a).

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               i.      Allocation of “Boot” received

      Recently finalized regulations under Code section 356 provide for the allocation of boot received in an otherwise qualifying Code section 354 exchange. In general, if the terms of the exchange agreement “specify the other property or money that is received in exchange for a particular share of stock or security surrendered or a particular class of stock or securities surrendered, such terms shall control provided that such terms are economically reasonable.” Treas. Reg. § 1.358-1(b). However, if the terms of the exchange “do not specify the other property or money that is received in exchange for a particular share of stock or security surrendered or a particular class of stock or securities surrendered, a pro rata portion of the other property and money received shall be treated as received in exchange for each share of stock and security surrendered, based on the fair market value of such surrendered share of stock or security.” Id. The regulations adopt a position consistent with Rev. Rul. 74-515, 1974-2 C.B. 118 (respecting the allocation of boot to preferred stock and qualifying property to common stock). T.D. 9244, 2006FED¶47,016, (January 24, 2006). While the regulations do define ‘economically reasonable’, comments by Treasury officials support the conclusion that terms included in an agreement entered into at arm’s length will meet this standard.

               ii.      Receipt of cash in lieu of fractional shares

     As provided by Rev. Rul. 66-365, 1966 C.B. 166, cash received by target shareholders in lieu of receiving fractional shares in the issuing corporation will be treated as a Code section 302 redemption of a fractional interest. The cash received is deemed to be full payment for the fractional share in the issuing corporation that target shareholder would have otherwise been entitled. Prior the to the “no rule” policy on Code section 368(a) mergers, the IRS required for ruling purposes that the cash distribution would not be separately “bargained-for consideration” and that its sole purpose for be to save the issuing corporation the time and expense of issuing and transferring the fractional shares. Rev. Proc, 77-41, 1977-2 C.B. 574. Under Code section 302(a) the distribution is treated as full payment for fractional interest in a taxable exchange unless under Code section 302(b) the redemption is essentially equivalent to a dividend.

          c.      Basis of Property Received Pursuant to Code Section 358

     In general, with respect to an exchange to which Code sections 354 and 356 apply, the basis of the property received in the exchange equals the basis of the property exchanged, decreased by the boot received and loss recognized, and increased by the amount of boot representing a dividend and the gain recognized on the exchange. IRC § 358(a)(1). The basis in the boot received will equal the fair market value of the boot. IRC § 358(a)(2). To the extent that another party assumes a liability of the transferor shareholder, the assumption of such liability is treated as money received by the transferor unless excluded under Code section 357(c)(3) with respect to transfers pursuant to Code section 351. IRC § 358(d). Code section 358(b) grants the Treasury power to prescribe regulations for the allocation of basis of the non-recognition property received. In addition, Code section 362, rather than Code section 358, applies “in determining the basis of property acquired by a corporation in connection with such reorganization by the exchange of its stock or securities (or by the exchange of stock or securities of a corporation which is in control of the acquiring corporation) as the consideration in whole or in part for the transfer of the property to it.” Treas. Reg. § 1.358-4(a).

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          i.      Allocation of Basis

     The regulations under Code section 358 provide that in an exchange to which Code section 354 applies and no boot is received, the basis of the property received will equal the basis of the property exchanged, and such basis is allocated pursuant to regulation section 1.358-2. Treas. Reg. § 1.358-1(a). In the case of the receipt of both non-recognition property and boot, the basis of the non-recognition property equals the basis of the property exchanged, reduced by the boot received and increased by the amount of dividend and gain recognized on the boot. Id. The boot will take a basis equal to the fair market value of the boot, and the basis is again allocated pursuant to Regulation section 1.358-2. Id.

     Regulation section 1.358-2(a)(2) provides an allocation regime for various exchanges to which Code sections 354 and 356 apply, including: receipt of more than one share of stock in exchange for a share of stock with no boot or receipt of one share of stock in exchange for more than one share of stock; receipt of shares of more than one class of stock and or boot in exchange for a single share of stock; receipt of no property or property of less value than the property exchanged; receipt of shares of stock in exchange for shares acquired on different dates or at different prices.

     If a shareholder receives more than one share of stock in exchange for a single share, “the basis of the share of stock or security surrendered shall be allocated to the shares of stock or securities received in the exchange in proportion to the fair market value of the shares of stock or securities received.” Treas. Reg. § 1.358-2(a)(2)(i). If more than one share of stock is exchanged in exchange for a share of stock, “then the basis of the shares of stock or securities surrendered must be allocated to the shares of stock or securities (or allocable portions thereof) received in a manner that reflects, to the greatest extent possible, that a share of stock or security received is received in respect of shares of stock or securities that were acquired on the same date and at the same price.” Id. However, if such an allocation is not possible, “the basis of the shares of stock or securities surrendered must be allocated to the shares of stock or securities (or allocable portions thereof) received in a manner that minimizes the disparity in the holding periods of the surrendered shares of stock or securities whose basis is allocated to any particular share of stock or security received.” Id.

     In situations where multiple classes of stock or boot is received in exchange for a share of stock, “then, to the extent the terms of the exchange specify that shares of stock or securities of a particular class or ‘other property’ or money is received in exchange for a particular share of stock or security or a particular class of stock or securities, for purposes of applying the rules of this section, such terms shall control provided such terms are economically reasonable.” Treas. Reg. § 1.358-2(a)(2)(ii). However, if the terms of the agreement do not specify the allocation, a pro-rata allocation based upon fair market value of the securities exchanged is the default. Id. This is the counterpart to the application of the ‘economically reasonable’ allocation provided for in the regulations under Code section 356.

     Where a shareholder surrenders a share of stock and receives less than fair market value or no property at all, the shareholder is first considered to have received the boot or other property actually received and then is deemed to have received an amount of stock with a value equal to the difference. Treas. Reg. § 1.358-2(a)(2)(iii). If the shareholder receives only one class of stock, the stock deemed received is of the same class. Following the deemed issuance, the actual and deemed shares are considered exchanged in a recapitalization under Code section 368(a)(1)(E) in exchange for the shares actually received. Id. To the extent the shareholder receives multiple classes of stock, “the stock deemed received by the shareholder shall be stock of each such class owned by the shareholder immediately prior to the transaction, in proportion to the value of the stock of each such class owned by the shareholder immediately prior to the transaction. The basis of each share of stock or security deemed received and actually received shall be determined under the rules of this section.” Id. The same deemed recapitalization applies with the issuance of multiple classes.

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     If a shareholder acquired shares at different times or at different costs and the shareholder is not able to determine which shares are exchanged, the regulations allow shareholders to designate which shares are exchanged. Treas. Reg. § 1.358-2(a)(2)(vii). The designation must occur on the first date that the allocation is relevant. Id. If the shareholder fails to make a designation, the default looks to the earliest shares acquired first. Id.

               ii.      Stock Basis in Triangular Reorganizations

     Regulation section 1.358-6 provides rules for determining stock basis in certain triangular reorganizations where the parent corporation issues its stock as consideration in a merger involving a target corporation and a subsidiary controlled by the parent. In the case of a reorganization under Code sections 368(a)(1)(C) or 368(a)(2)(D), the basis in the acquired subsidiary is calculated as if “P acquired the T assets acquired by S in the reorganization (and P assumed any liabilities which S assumed or to which the T assets acquired by S were subject) directly from T in a transaction in which P 's basis in the T assets was determined under section 362(b); andP transferred the T assets (and liabilities which S assumed or to which the T assets acquired by S were subject) to S in a transaction in which P 's basis in S stock was determined under section 358.” Treas. Reg. § 1.358-6(c)(1)(i). However, in applying Code section 358, to the extent the liabilities assumed exceed the tax basis in the assets acquired, no adjustment occurs and no gain is recognized under Code section 357(c). Treas. Reg. § 1.358-6(c)(1)(ii).

     If the exchange qualifies as a reverse triangular merger under Code section 368(a)(2)(E), basis is allocated as if the exchange were a forward triangular merger, with the exception that if less than all shares of the target are acquired, a proportionate reduction occurs. Treas. Reg. § 1.358-6(c)(2)(i). However, if the reorganization would also qualify as a Code section 351 transfer or a Code section 368(a)(1)(B) reorganization, the parent may determine basis as under Code section 362(b), treating the exchange as an acquisition of the target stock. Treas. Reg. § 1.358-6(c)(2)(i). Similarly, in a ‘triangular B’ the parent is deemed to have acquired the stock of the target with basis determined under Code section 362(b) followed by a transfer to which Code section 358 applies in determining basis. Treas. Reg. § 1.358-6(c)(3).

          d.      Holding Period Under Code Section 1223

     Code section 1223(1) provides that the holding period of property received in an exchange will include the holding period of property, which is a capital asset as defined within Code section 1221 or property described within Code section 1231, exchanged if the property received has the same basis, in whole or in part, as the property given up. As discussed above, property exchanged under Code section 354 receives a basis equals to the basis of the property exchanged, decreased by the boot received and loss recognized, and increased by the amount of boot representing a dividend and the gain recognized on the exchange. As such, the basis of property received in an exchange to which Code section 354 applies will receive a basis that is the same, in whole or in part as the property given up; therefore, Code section 1223 will apply to such an exchange if the property exchanged is a capital asset or Code section 1231 asset.

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     2.      Provisions Affecting the Transferor Corporation

a. Exchange of Property Under Code Section 361

     In general, a transferor corporation that is a party to a reorganization recognizes no gain or loss on the exchange of property solely for the stock or securities of another corporation that is also a party to the reorganization. IRC § 361(a). This same rule generally applies to the receipt of boot in a reorganization so long as the transferor corporation also distributes the boot in pursuance to the plan of reorganization. IRC § 361(b)(1). In addition, no loss is allowed on the receipt of boot in a reorganization for which Code section 361 applies. IRC § 361(b)(2). A transfer of boot to the corporation’s creditors in connection with the reorganization is also considered to occur pursuant to the plan of reorganization; however, the Treasury was granted authority to issue regulations to address abuses of this section. IRC § 361(b)(3).

     In addition to the receipt of property, Code section 361(c)(1) also affords non-recognition treatment to the distribution of property received pursuant to the plan of reorganization. However, gain recognition occurs to the extent the corporation transfers appreciated property, other than qualified non-recognition property. IRC § 361(c)(2). To the extent distributed property is subject to a liability and the recipient shareholder assumes the liability, the property is deemed to have a fair market value at least equal to the amount of the liability. Id.

          b.      Assumption of Liabilities Under Code Section 357

     In general, when a corporation receives property in an exchange to which Code section 361 applies, the assumption of a liability by another party to the exchange will not represent the transfer of boot. Code section 357(a). There are two exceptions to the general rule. The first exception applies where tax avoidance is the principal purpose of the assumption or there was no business purpose for the assumption. Code section 357(b). The second exception applies to liabilities assumed in a transfer pursuant to Code section 351 or a Code section 368(a)(1)(D) ‘divisive D’ reorganization in conjunction with a distribution pursuant to Code section 355.

          c.      Basis of Property Received Pursuant to Code Section 358

     As discussed above, with respect to an exchange to which Code sections 354 and 356 apply, the basis of the property received in the exchange equals the basis of the property exchanged, decreased by the boot received and loss recognized, and increased by the amount of boot representing a dividend and the gain recognized on the exchange. IRC § 358(a)(1). This is the case with respect to the transferor corporation even though the corporation must distribute the non-recognition property received in the exchange.

      3.      Provisions Affecting the Transferee Corporation

a. Basis of Acquired Property Pursuant to Code Section 362

     In general, the property acquired by a corporation, a party to a reorganization, pursuant to a plan of reorganization, will take a basis in the property received equal the basis of the property in the hands of the transferor, increased by the gain recognized by the transferor. IRC § 362(b). However, an increase in basis as a result of the gain recognized by the transferor upon the assumption of liability is limited to the fair market value of the property. IRC § 362(d). In addition, Code section 362(e)(1) limits the importation of built in loss property on exchanges subject to Code section 362 where the property in the hands of the transferor is not subject to tax.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

b. Issuance of Stock for Property Pursuant to Code Section 1032

     In general, no gain or loss is recognized by a corporation that transfers its stock in exchange for money of other property. IRC § 1032. The regulations under Code section 1032 provides rules for application to triangular reorganizations described in Regulation section 1.358-6. Treas. Reg. § 1.1032-2(a). The regulations states, “in the case of a forward triangular merger, a triangular C reorganization, or a triangular B reorganization (as described in §1.358-6(b)), P stock provided by P to S, or directly to T or T's shareholders on behalf of S, pursuant to the plan of reorganization is treated as a disposition by P of shares of its own stock for T's assets or stock, as applicable.” Treas. Reg. § 1.1032-2(b). With respect to reverse triangular reorganizations, Code section 361 applies. Id. However, to the extent that the subsidiary issues parent corporation stock in the exchange and such stock was not received from the parent in pursuance to the plan, the subsidiary recognizes gain on the issuance. Treas. Reg. § 1.1032-2(c).

V.	Application of Law to the Merger of Potomac with and into Bank

     As discussed above, in order for the Merger of Potomac with and into Bank to qualify as a reorganization pursuant to Code section 368(a), the merger must meet the statutory, judicial, and regulatory requirements of Code section 368(a)(1)(A) by way of Code section 368(a)(2)(D).

A.      Statutory Requirements

     As a result of the Merger, Bank, must acquire substantially all the assets of Potomac, qualifying merger consideration must consist of stock of Bancorp, and the Merger must otherwise meet the requirements of a statutory merger pursuant to Code section 368(a)(1)(A). In addition, Bancorp must have control of Bank as defined within Code section 368(c).

     1.      Substantially All Assets

     Bank must acquire substantially all the assets of Potomac within the meaning of 368(a)(1)(C). As a result of the Merger, by law Bank will acquire of all the assets and assume all liabilities of Potomac immediately after the Merger. As a result, neither Potomac nor its shareholders will retain any assets; therefore, unless pre or post merger distributions or dispositions of assets prevent qualification, the Merger will meet the substantially all assets requirement.

     Potomac has represented that prior to entering into the Agreement; it has not made, and will not make any payments of property as a distribution or redemption to any shareholder other than in a regular and normal distribution prior to the Effective Time of the Merger. In addition, pursuant to Sections 5.2(b)(iii) and (vi) of the Agreement Potomac will not declare, pay, or set aside property for a dividend or make any distribution, nor will it dispose of any significant asset, without the consent of Bancorp. Potomac has also represented that any cash it received as a result of significant asset sales, if any, has been retained by Potomac or used in the ordinary course of Potomac’s trade or business. In addition, Bank as the surviving corporation, not Potomac will make payments to Dissenters.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

     Bancorp and/or Bank have represented that there is no intention to dispose of any of Potomac’s operating assets other than within the ordinary course of business, and to the extent historic Potomac assets are sold, the proceeds will remain in Bank or will be used in Bank’s ordinary course of business.

     Potomac will be required to pay certain reorganization expenses, which prior to the ‘no rule’ policy implemented by the IRS, was a reduction to the assets acquired when determining qualification of the requirement. Prior to the ‘no rule’ policy, an acquirer was required to retain 70% of the gross assets and 90% of the net assets in order to receive a ruling. In this case, based upon September 30, 2006 unaudited financial statements, Potomac had approximately $254 million in gross assets and $25.5 in net assets. However, based upon the per share merger consideration, Potomac’s net asset value is approximately $62 million and gross asset value of approximately $290 million ($203 million and $56 million respectively after applying the 90% and 70% thresholds) based upon estimated merger consideration of $21.75 per share. In this case, Potomac is responsible for certain reorganization expenses, which if in excess of approximately $6 million, could reduce the net assets transferred as a result of the merger to below 90% of the net assets assuming no changes would occur to the September balance sheet. Potomac’s CFO provided us with estimated reorganization fees of approximately $600,000. However, even if reorganization expenses would cause such a result, there is no support within the judicial history to support the conclusion that the percentages used within Rev. Proc. 86-42, supra, should be granted precedence. On the contrary, the vast majority of case law applies a fact and circumstances analysis, and we are unaware of a single case or ruling that prevented a taxpayer from meeting the substantially all test solely as a result of reorganization expenses incurred by the target. Furthermore, in determining net assets immediately before the Merger, reorganization costs incurred but not yet paid would result in an additional liability reducing the net assets prior to the merger, in which case the payment of the liabilities would not result in a reduction of the net assets. The IRS confirmed this treatment of reorganization expenses in a private ruling on a different issue. See PLR 200548022 (Aug. 23, 2005).

     In this case, the Merger will result in a transfer of all of Potomac’s assets to Bank. There have either there have been no significant pre merger significant dispositions of property by Potomac, or any proceeds received from any such sale were retained by Potomac or used in the ordinary course of Potomac’s trade or business. Prior to entering into the Agreement Potomac did not make any payments of property in distribution or redemption to shareholders other than regular and normal distributions. Since entering into the agreement Potomac has made no payments of property in distribution or redemption to shareholders other than regular and normal distributions, and will make no payments of property in distribution or redemption to shareholders other than regular and normal distributions prior to the date of the Merger.

     Therefore, based upon the facts, assumptions, representations, the Merger of Potomac with and into Bank will meet the substantially all requirement of Code section 368(a)(2)(D).

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

2.	Acquisition by Controlled in Exchange Solely for Stock of the Controlling Corporation

     Code section 368(a)(2)(D) requires that qualifying consideration consist of only stock of the acquiring subsidiary's controlling parent, within the meaning of Code section 368(c). The merger consideration is limited to cash and Bancorp common stock. Because the transaction is a merger, Bank will assume all liabilities; however, no Bank stock or securities will be issued, and Bank’s capital structure will remain unchanged. In addition, Bank is a wholly owned subsidiary of Bancorp, with Bancorp owning 100% of the outstanding Bank common stock, with no other Bank stock or securities issued or outstanding. Therefore, only stock of Bank's controlling parent will be used to acquire the assets of Potomac.

3.	Otherwise Qualified as a Statutory Merger Pursuant to Code Section 368(a)(1)(A)

     The final statutory requirement under Code section 368(a)(2)(D) is that the Merger otherwise qualify as a “statutory merger or consolidation” pursuant to Code section 368(a)(1)(A). The regulations state that a statutory merger is a merger effected pursuant to applicable law where all the assets and liabilities are transferred from the target combining entity to the acquirer combining entity after which, the target’s legal existence ceases.

     The Merger of Potomac, the target combining entity, with and into Bank, the acquirer combining entity, will occur pursuant to Maryland and Virginia law. As a result of the Merger, Potomac’s separate legal existence will cease, Bank will receive all Potomac’s assets and assume all liabilities. As such, the merger of Potomac with and into Bank will represent a statutory merger.

     Based upon the above analysis, the Merger of Potomac with and into Bank will meet the statutory requirements of a reorganization under Code section 368(a)(1)(A) by way of Code section 368(a)(2)(D).

B.      Regulatory and Judicial Requirements

     In addition the statutory requirements of Code section 368(a)(2)(D), the merger must meet other common regulatory and judicial requirements of a reorganization pursuant to Code section 368(a). Those requirements are continuity of interest; continuity of business enterprise; plan of reorganization; parties to the reorganization; business purpose for the reorganization; and other applicable judicial doctrine.

     1.      Continuity of Interest

     In order for the Merger to qualify as a reorganization pursuant to Code section 368(a), Potomac shareholders must retain a substantial proprietary interest in Bancorp. The case law and regulations provide that merger consideration consisting of at least 40% stock will meet the continuity requirement.

          a.      Qualifying Consideration

     The consideration received by Potomac shareholders in the reorganization will consist of solely cash or Bancorp common stock. The Bancorp common stock will be equal in rights with all other Bancorp common stock outstanding immediately prior to the Merger. The Potomac SOP and ESPP options do not represent current stock rights. The exchange of such options in connection with the merger will represent a separate Code section 354 transaction, and any cash payment received by an option holder will not represent boot received in the exchange.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

b. Degree and Measurement of Continuity in the Merger

     The regulations provide rules for determining continuity, and look to the last business day before the existence of a binding contract with fixed consideration. Execution of Agreement created a binding contract as of October 10, 2006. The definition of the Total Cash Amount and application of Section 2.3(e) of the Agreement fixed the minimum consideration of Bancorp stock and maximum cash consideration in the merger at 50%. In determining the 50% threshold, cash issued to dissenters is included. Furthermore, the anti-dilution, dissenter compensation, and cash in lieu provisions also do not prevent the contract from having fixed consideration. To the extent that SOP or ESPP options are exercised into Potomac shares in between the date of the Agreement and the Merger, the Bancorp stock received will count as qualifying consideration. Furthermore, the anti-dilution provisions of Section 2.2(c) of the Agreement will proportionately adjust the Merger Consideration as a result of any option exercises. Therefore, unless a modification of the Agreement occurs through the execution of termination rights as provided within Section 6.4(f), the Agreement created a binding agreement with fixed consideration on October 10, 2006.

     Section 6.4(f) of the Agreement allows Potomac to exercise termination rights in the event that the Average Closing Price of Bancorp stock drops below a specified or objectively calculable amount. In the event that the Average Closing Price drops below such amount and Potomac exercises termination rights, Bancorp may either allow the Agreement to terminate or remedy the situation through an increase in the Exchange Ratio or Total Cash Amount. The mix of consideration used to remedy the drop in value is solely at Bancorp’s discretion and is binding upon the parties when determined.

     Based upon these facts, exercise of termination rights by Potomac represents a modification of the Agreement as defined within Regulation section 1.368-1(e)(2)(ii)(B)(1) as the election must occur before the Closing date, is binding upon the parties, and will either terminate the Agreement or will result in a modification to the amount or type of the consideration the Potomac shareholders will receive in the Merger. However, this modification would not create fixed consideration, as the ultimate determination as to whether the Agreement terminates or additional consideration, and the mix of such consideration, will remedy the situation is Bancorp’s decision, and such decision will occur at a subsequent date or time. Assuming that Bancorp elects to exercise its option to remedy the drop in the Average Closing Price, such an election will result in a modification of the Agreement as defined within Regulation section 1.368-1(e)(2)(ii)(B)(1) as the election must occur before the Closing Date, is binding upon the parties, and will result in a modification to the amount or type of the consideration the Potomac shareholders will receive in the merger. Furthermore, the election to remedy will result in fixed consideration, as the Potomac shareholder elections of consideration under Section 2.3 of the Agreement will have been received, and the amount of additional consideration provided by Bancorp under Section 6.4(f) will also be fixed. As such, Bancorp’s election will create a new binding agreement pursuant to Regulation section 1.368-1(e)(2)(ii)(B)(1).

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

     With respect to Bancorp’s election to remedy the drop in the Average Closing Price, Bancorp represented that it will exercise its rights and options pursuant to section 6.4(f) of the Agreement to prevent the failure of the condition provided for in 6.1(e) in a manner that total cash payments made to shareholders of Potomac in exchange for shares of Potomac transferred in the Merger, including payments made to dissenters, will make up no more than 57% of the total cash and Bancorp stock paid to the shareholders of Potomac taking into account the stock of Bancorp at its value on the Determination Date as defined within the Agreement, thereby fixing the amount of Bancorp stock issued as consideration to a minimum of 43%.

c. Pre and Post Merger Events

     Certain pre and post merger events could prevent the Merger from meeting the continuity requirement. In the case of the Merger, Bancorp, Bank, nor any related entity, as defined in Regulation section 1.368-1(e)(4) without regard to (e)(4)(i)(A), will own Potomac stock prior to consummation of the Merger, other than shares of Potomac held by Bancorp’s controlled group as either Trust Account Shares or DPC Shares, and Potomac made no distributions or redemptions other than normal and regular distributions.

     With respect to the continuity of interest requirement, there is generally no limitation on post-merger sales of the Bancorp stock received in the Merger by target shareholders unless redeemed or purchased pursuant to a plan by Bancorp, Bank, or a related entity. Bancorp, Bank, nor a related entity has any plan or intention to acquire any Bancorp common stock issued in the merger; therefore, no post merger event will prevent continuity from being established.

     Therefore, based upon the facts, assumptions, and representations, total Bancorp stock consideration in the Merger will be no less than 43% of total merger consideration and the continuity of interest requirement will be met.

     2.      Continuity of Business Enterprise (COBE)

     As discussed above, COBE is a judicial and regulatory requirement of a reorganization that requires the acquiring corporation to continue the historic business of the target or use a significant portion of the target corporation’s assets in a trade or business. In determining COBE, transfers of assets to corporations within the acquirer’s controlled group will not prevent meeting the COBE requirement.

     In this case, Bank will acquire all of Potomac’s assets through the Merger with Potomac. Bank will continue operating the historic Potomac business for at least two years as described within Section 2.1(g) of the Agreement, and has no plan or intention to transfer Potomac’s assets to any other entity. Furthermore, either Potomac has made no significant sales of property other than in the ordinary course of business, or if any significant sales occurred, any cash received by Potomac as a result, has been retained by Potomac or used in the ordinary course of Potomac’s trade or business. Therefore, the Merger of Potomac with and into Bancorp will meet the COBE requirement.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

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     3.      Plan of Reorganization

     Section 2.1(f) of the Agreement states the intended tax consequences of the merger as a reorganization pursuant to Code section 368(a), and also states the intention that the Agreement represents the plan of reorganization. As such, the Agreement is the plan or reorganization, and this requirement is met.

     4.      Party to a Reorganization

     In this case, the reorganization is intended to represent a forward triangular reorganization pursuant to Code section 368(a)(2)(D). Pursuant to Code section 368(b) and Regulation section 1.368-2(f), the parties to the reorganization will include Potomac, Bancorp, and Bank.

     5.      Business Purpose for the Reorganization

     Business purpose is another judicial as well as regulatory requirement. In this case, the business purpose of the merger is to allow Bancorp, through its wholly owned subsidiary, to expand its banking operations into Virginia. The merger is a strategic acquisition to grow the banking business. The boards of directors of each party believe that the merger is in the best interest of each party, their respective shareholders, and communities served by each. There is nothing within the facts, assumptions, and representations that lead us to believe that the business purpose for the merger is anything other than the expansion of the banking business, and the only tax avoidance occurring is that prescribed within Code section 368(a) and its operative provisions.

     6.      Other Judicial Doctrines

          a.      Step Transaction Doctrine

     Application of the step transaction doctrine to the merger based upon prior or future events could cause a characterization of the Merger as something other than a reorganization pursuant to Code section 368(a)(1)(A) by way of Code section 368(a)(2)(D). In particular, the regulations adopt rules for applying step transaction to the continuity of interest and COBE requirements. In this case, none of the facts, assumptions, or representations indicate that application of the step transaction doctrine will cause characterization of the transaction as anything other than a reorganization pursuant to Code section 368(a)(1)(A) by way of Code section 368(a)(2)(D).

          b.      Economic Substance, Sham Transaction, and Substance Over Form

     As with step transaction, the economic substance, sham transaction, and substance over form doctrines serve to characterize a reorganization based upon its substance. The judicial history underlying the business purpose requirement also serves as the basis for these doctrine. In this case, the form and intent of the merger coincide with the economic substance of the merger. The only tax avoided in the reorganization is avoidance prescribed for by Code section 368(a) and its operative provisions. There are no losses generated, accelerated, or duplicated as a result of the reorganization. In this case, none of the facts, assumptions, or representations indicate that application of the economic substance, sham transaction, and substance over form doctrines will cause characterization of the Merger as anything other than a reorganization pursuant to Code section 368(a)(1)(A) by way of Code section 368(a)(2)(D).

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

C.      Overall Application to Code section 368(a)

     Based upon the facts, assumptions, representations within this opinion, the Merger of Potomac with and into Bank will qualify as a reorganization pursuant to Code section 368(a)(1)(A) by way of Code section 368(a)(2)(D). Therefore, the operative provisions, such as Code sections 354, 356, 302, 358, 1223, 361, 362, and 1032 will apply.

VI.      General Conditions and Limitations

Facts, Assumptions, and Representations

     We have not undertaken any investigation to confirm or verify any of the statements contained in the “Facts and Assumptions” or “Representations” sections of this opinion, other than as expressly described in those sections. We have also assumed that, except as described in this opinion, there are no other agreements or understandings between Bancorp, Bank, Potomac, and any party that would affect the transactions to which this opinion applies. Any change in or addition to the facts and assumptions described in this opinion could materially and adversely affect our analysis and conclusions. If you believe any fact or assumption described in this opinion is inaccurate or incomplete, or if you are aware of any other facts or circumstances that may appropriately be taken into consideration in analyzing the transactions, you should immediately notify us in writing.

Applicable Law

     The analysis and conclusions in this opinion relate solely to Federal income tax consequences under the Internal Revenue Code of 1986, as amended (the “Code” or "IRC"), and we have not addressed the tax consequences to you under any applicable state, local, or foreign tax law. Our analysis and conclusions are based on the Code, the Treasury Regulations adopted or proposed under the Code, and certain case and ruling authority as of the date of this opinion. You should be aware that future changes in the Code or the Treasury Regulations, or the issuance of new case or ruling authority interpreting the Code or the Treasury Regulations, could materially, and adversely affect our analysis and conclusions. The delivery of this opinion is not an undertaking on our part to advise you of any such changes or to update this opinion.

Issues Addressed

     This opinion is limited to advice concerning the enumerated Federal income tax issues as they relate to your Federal income tax consequences arising from the transactions described in this opinion. This opinion considers only the enumerated Federal income tax issues and does not consider all of the issues that may arise in connection with the transaction. We have not addressed the tax consequences attributable to any other person or entity.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

Disclaimer of Guarantee

     Our analysis and conclusions in this opinion are based upon our interpretation of the Code, the Treasury Regulations, and certain case and ruling authority as of the date of this opinion, and some matters upon which our analysis and conclusions are expressed are not free from doubt. Our analysis and conclusions are based upon our professional judgment, and should not be taken as a guarantee of the ultimate tax consequences of the transactions described herein. You should be aware that our analysis and conclusions are not binding on the IRS, any state, local, or foreign tax authority, or on any court, and there can be no assurance that any of them will not adopt a position contrary to our analysis and conclusions.

Potential for Litigation

     You should understand that if the IRS or any other tax authority adopts a position contrary to the analysis and conclusions expressed in this opinion, it might be necessary for you to pursue administrative appeals or litigation concerning one or more issues addressed herein. We have assumed that in any litigation or administrative proceedings in which the issues addressed by this opinion are considered, the issues will be properly briefed and argued and that any decision rendered will be based on existing legal precedents. However, litigation and other adversarial proceedings are frequently decided based upon negotiation and pragmatism, including considerations of cost, publicity, and other matters unrelated to the technical merits regarding the tax consequences of a transaction. We have not considered the effect of negotiation or pragmatism upon the outcome of any potential litigation or proceedings.

Limitation on Reliance and Distribution; Consent

     This opinion is rendered only for the benefit of the named addressee(s), and no person or entity other than the named addressee(s) may rely on the analysis and conclusions contained in this opinion. This opinion may not be delivered to any other party without our express written consent, provided that you are entitled to deliver a copy to the IRS or any state tax authority for the purpose of demonstrating your good faith and reliance on the analysis and conclusions expressed herein.

     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus included in Bancorp’s Registration Statement on Form S-4, Registration No. 333-138905, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “THE MERGER–Material United States Federal Income Tax Consequences” and “THE MERGER AGREEMENT–Conditions to the Completion of the Merger” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission there under.

Disclaimer of Legal and Investment Advice

     This opinion represents our conclusions and analysis concerning the Federal income tax consequences of the transactions described herein. It does not constitute legal advice, and we recommend that you retain competent legal counsel to advise you with respect to the transactions described in this opinion. Furthermore, this opinion does not constitute investment advice and is not a recommendation that you proceed with any of the transactions described herein.

RSM McGladrey, Inc. is a member firm of RSM International,
an affiliation of separate and independent legal entities.

Tax Assurance Standards

     The conclusions expressed in this opinion are based on our good faith belief that that the tax treatment of the transactions described herein “will” be upheld by a court. This standard is greater than the “more likely than not” standard, which is a 50% chance of success on the merits if the tax treatment of the transactions were to be challenged in litigation, and represents our professional judgment based upon our analysis of applicable law and the facts and assumptions described in this opinion. In our determination, we have not taken into consideration the possibility that a return will not be audited or, if audited, that an item will not be raised in audit.

     Your belief that the tax treatment of an item is more likely than not, or greater, the proper treatment may be relevant with respect to the possible imposition of penalties under the Code. Except in the case of items attributable to a tax shelter, the accuracy related penalty under Code section 6662 does not apply if there is at least substantial authority for the treatment reported on a taxpayer’s income tax return. Since the “will” level of assurance expressed in this opinion is higher than substantial authority, the accuracy related penalty should not apply to any understatement attributable to reporting the transactions in the manner described in this opinion.

     Although Code section 6662 does not provide any exception to the accuracy related penalty for items of a corporation attributable to a tax shelter, a corporate taxpayer may obtain relief from the penalty if it can demonstrate reasonable cause and good faith under Code section 6664. All facts and circumstances are generally taken into consideration in determining whether a taxpayer acted with reasonable cause and in good faith. The receipt of an opinion from a professional tax advisor may support a claim of reasonable cause if the opinion (i) addresses the pertinent facts and authorities, (ii) is not based on unreasonable assumptions, and (iii) unambiguously states that the tax advisor concludes that there is a greater than 50-percent likelihood that the tax treatment of an item will be upheld if challenged by the IRS. Regulation sections 1.6664-4(c), (f). We have concluded that this opinion should be a factor that would be taken into account in determining whether you acted with reasonable cause and in good faith.

     The delivery of this opinion is not an undertaking on our part to monitor the issuance of any listed transaction authority by the IRS or any other tax authority or to advise you if the transactions described herein become subject to any disclosure, registration, or list maintenance obligations. The state requirements regarding registration, list maintenance and disclosure on state income tax returns are beyond the scope of this opinion. A determination whether disclosure on state income tax returns is required should be made by your tax return preparer for each state income tax return filed for any year in which your Federal income tax returns contain a Form 8886.

RSM McGladrey, Inc. is a member firm of RSM International,
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